Exhibit 4.05

BNFL/BEG COMMERCIAL IN CONFIDENCE

Dated      July 2003

(1) BRITISH ENERGY GENERATION LIMITED

(2) BRITISH NUCLEAR FUELS plc

(3) BRITISH ENERGY plc

DEED OF AMENDMENT

relating to

Deed of Amendment and Guarantee dated 31 March 2003

BNFL/BEG COMMERCIAL IN CONFIDENCE

THIS DEED OF AMENDMENT is made the      day of July 2003

BETWEEN

(1)	BRITISH ENERGY GENERATION LIMITED (formerly NUCLEAR ELECTRIC LIMITED), a company incorporated in England and Wales (company number 3076445) whose registered office is at Barnett Way, Barnwood, Gloucester, GL4 3RS (BEG which term shall include its successors in title and permitted assigns);

(2)	BRITISH NUCLEAR FUELS plc, a company incorporated in England and Wales (company number 1002607) whose registered office is at Risley, Warrington, Cheshire WA3 6AS (BNFL which term shall include its successors in title and permitted assigns); and

(3)	BRITISH ENERGY plc, a company incorporated in Scotland (company number SC162273) whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR (BE which term shall include its successors in title and permitted assigns), herein also referred to individually as Party and collectively as Parties as the context requires.

WHEREAS

(A)	On 31 March 2003 BEG, BNFL and BE entered into a deed of amendment and guarantee (the March 2003 Deed) in connection with the agreement (as amended) relating to the supply of fuel for use in advanced gas-cooled reactors from 1 April 2000 entered into by BEG and BNFL on 3 June 1997.

(B)	The Parties wish to enter into this Deed of Amendment to make certain amendments to the March 2003 Deed with regard to the Termination Conditions set out in Clause 4.1 of the March 2003 Deed and the parent-company guarantee set out in Clause 6 of the March 2003 Deed.

NOW THIS DEED OF AMENDMENT WITNESSES as follows:

1.	INTERPRETATION

1.1 Unless the context otherwise requires or unless otherwise defined in this Deed of Amendment, words and expressions defined in, or to be construed in accordance with, the March 2003 Deed shall have the same meaning and construction when used in this Deed of Amendment.

1.2 Words importing persons or Parties shall include firms, corporations and any organisation having legal capacity.

1.3 Words importing the singular only also include the plural and vice versa where the context requires.

BNFL/BEG COMMERCIAL IN CONFIDENCE

1.4 Headings in this Deed of Amendment are for ease of reference only and shall not be taken into consideration in the interpretation or construction of this Deed of Amendment.

2.	COMMENCEMENT

This Deed of Amendment shall take effect as at and from the date of this Deed of Amendment.

3.	AMENDMENTS

3.1 The following amendments shall be made to the March 2003 Deed to reflect the changes described in Recital B.

(a)	Clause 4.1(c) shall be deleted and replaced with the following:

“BE, the Material Creditors and HMG becoming bound under agreements and/or a scheme of arrangement of BE to give effect to the terms of the Restructuring disclosed by BE to BNFL prior to or at the same time as BNFL entering into this Deed, and such agreements and/or scheme are not subject to any outstanding conditions (other than any condition in any such agreement to the effect that the unconditionality of such agreement and/or scheme is dependent upon the unconditionality of this Deed or any other document listed in Schedule 2) and are consistent with the Heads of Terms;”

(b)	Clause 4.1(g) shall be deleted and replaced with: “4.1(g) [Not Used]”.

(c)	Clause 6.5 shall be deleted and replaced with the following:

“In the event that BE ceases to be the ultimate holding company of BEG, BE shall forthwith notify BNFL thereof and, at the request of BNFL, BE shall assign and part with its rights and obligations under (a) the Agreement (as amended by this Deed) and this Deed and (b) all other agreements and deeds entered into by BE, BNFL and either BEG or BEG(UK) (as the case may be) under which BE has any rights or obligations, to the ultimate holding company of BEG, subject to BE being released and discharged from all obligations, duties and liabilities under the Agreement (as amended by this Deed) and this Deed and any such other agreements and deeds.”

3.2	Save as herein amended, the March 2003 Deed shall continue in full force and effect.

4.	INCONSISTENCY

4.1 In the event of any inconsistency between this Deed of Amendment and provisions contained in or incorporated into the March 2003 Deed, this Deed of Amendment shall prevail.

BNFL/BEG COMMERCIAL IN CONFIDENCE

5.	GOVERNING LAW

This Deed of Amendment shall be governed by and construed in accordance with English law.

BNFL/BEG COMMERCIAL IN CONFIDENCE

IN WITNESS WHEREOF the Parties hereto have caused this Deed of Amendment to be duly executed as their Deed the day and year first before written.

EXECUTED as a DEED by	)
)
as attorney for	)
BRITISH ENERGY GENERATION	)
LIMITED	)
in the presence of: Signature of Witness: Name of Witness: Address of Witness: Occupation of Witness:
The Common Seal of	)
BRITISH NUCLEAR FUELS plc	)
was hereunto affixed in the	)
presence of	)
Director Secretary/ Director
EXECUTED as a DEED by	)
)
as attorney for	)
BRITISH ENERGY plc	)

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

BNFL/BEG COMMERCIAL IN CONFIDENCE

EXECUTION COPY

Dated 31 March 2003

BRITISH ENERGY GENERATION LIMITED

BRITISH NUCLEAR FUELS plc

BRITISH ENERGY plc

DEED OF AMENDMENT AND GUARANTEE

BNFL/BEG COMMERCIAL IN CONFIDENCE

BNFL/BEG COMMERCIAL IN CONFIDENCE

THIS DEED OF AMENDMENT AND GUARANTEE is made the 31st day of March 2003

BETWEEN:

(1)	BRITISH ENERGY GENERATION LIMITED (formerly NUCLEAR ELECTRIC LIMITED) (company number 3076445), a company incorporated in England and Wales whose registered office is at Barnett Way, Barnwood, Gloucestershire, GL4 3RS (BEG which term shall include its successors in title and permitted assigns);

(2)	BRITISH NUCLEAR FUELS plc (company number 1002607), a company incorporated in England and Wales whose registered office is at Risley, Warrington, Cheshire, WA3 6AS (BNFL which term shall include its successors in title and permitted assigns); and

(3)	BRITISH ENERGY plc (company number SC162273), a company incorporated in Scotland whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR (BE which term shall include its successors in title and permitted assigns).

WHEREAS:

(A) On 3 June 1997 BNFL entered into an agreement relating to the supply of Fuel for use in advanced gas-cooled reactors from 1 April 2000 with BEG, the said agreement being subsequently amended pursuant to the Amendment Agreements. References in this Deed to the Agreement are to the said agreement as so amended.

(B) The parties wish to enter into this Deed to make certain amendments to the Agreement with regard to the supply of Fuel from 1 April 2003 to 31 March 2006 and for BE to provide a parent-company guarantee.

NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1 Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in, or to be construed in accordance with, the Agreement shall have the same meaning and construction when used in this Deed.

1.2 In this Deed, the following expressions shall have the following meanings:

Amendment Agreements means the agreements listed in Schedule 1 to this Deed;

BEG(UK) means British Energy Generation (UK) Limited (formerly Scottish Nuclear Limited) (company number SC117121), a company incorporated in Scotland whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR;

EC Treaty means the Treaty Establishing the European Community of 25 March 1957 as from time to time amended;

Heads of Terms means the non-binding heads of terms as initialled by Mr. John Edwards and Mr. Keith Lough, on behalf of BNFL and BE respectively, on 28 November 2002;

BNFL/BEG COMMERCIAL IN CONFIDENCE

Historic Spent Fuel has the meaning given to the term “Fuel” in the Historic Spent Fuel Agreement;

Historic Spent Fuel Agreement means the agreement to be entered into by the parties relating to the storage and reprocessing of irradiated oxide fuel and related services in relation to Historic Spent Fuel;

HMG means the Government of the United Kingdom;

LIBOR means the three month London Inter-Bank Offer Rate for Sterling loans, quoted daily by the London edition of the Financial Times or, in the event that on a particular day that publication is not published, the three month London Inter Bank Offer Rate at 11.00am as quoted by the National Westminster Bank plc for Sterling loans or such other rate as the parties agree;

Material Creditors means the “Creditors” as defined in the Standstill Agreement;

Standstill Agreement means the standstill agreement between BE, BNFL and the other companies and creditors listed in Schedule 2 and 3 thereto, dated 14 February 2003; and

Termination Conditions means the conditions set out in clause 4.1 below.

1.3 Words importing persons or Parties shall include firms, corporations and any organisation having legal capacity.

1.4 Words importing the singular only also include the plural and vice versa where the context requires.

1.5 Headings in this Deed are for ease of reference only and shall not be taken into consideration in the interpretation or construction of this Deed.

2.	COMMENCEMENT

This Deed shall take effect as at and from 1 April 2003.

BNFL/BEG COMMERCIAL IN CONFIDENCE

3.	AMENDMENTS TO THE AGREEMENT

BEG and BNFL agree that:

3.1 The following amendments shall be made to the Agreement as at and from 1 April 2003 to reflect the changes described in Recital B.

(a)	The following new paragraphs shall be added to the Recitals:

“(G)	BNFL shall have the obligation to supply Uranic Elements to enable the delivery of Fuel to the AGR Power Stations and to supply Enriched UF6 to NE or NE’s PWR fuel fabricator for the fabrication into fuel for delivery to the PWR Power Station in accordance with the terms and conditions set out in this Agreement.

(H)	BNFL shall use all reasonable endeavours to minimise the cost at which it obtains Uranic Elements in accordance with an agreed Security of Supply Policy and the Stock and Procurement Strategy by which BNFL will seek to implement the said policy”.

(b)	In respect of Clause 1.1:

(i)	The following definitions in Clause 1.1 shall be deleted:

“Certified UF6 means Enriched UF6 which has been received by BNFL and for which a certificate of analysis has been issued pursuant to clause 7 of the Agreement for the Provision of Services Relating to the Transportation and Storage of Enriched UF6 and Tails UF6 dated 31 March 1995, or has a self certification certificate issued by either TENEX, Urenco, Eurodif or USEC;

Eurodif means Eurodif SA, 116 Avenue Aristide, Briand, Bagneux, France;

Operational Stock means that operational account referred to in Clause 8 of the Agreement for the Provisions of Services Relating to the Transportation and Storage of Enriched UF6 and Tails dated 31 March 1995 as amended;

USEC means the United States Enrichment Corporation; and

U308 means triuranium octoxide;”

(ii)	U308 shall be replaced with UOC wherever that term appears throughout the Agreement, except in Appendixes 21-32 (inclusive).

(iii)	The definitions of Enriched Uranium Material and UF6 in Clause 1.1 shall be deleted and replaced with the following respectively:

“Enriched Uranium Material means products created or used during the processing of enriched Fuel including but not limited to UF6, UO2 and UOC powders, Fuel Pellets and process residues;

UF6 means natural uranium hexafluoride which has been accepted by the relevant supplier holding such material, and UF6 shall be replaced with UF6 wherever that term appears throughout the Agreement;”

BNFL/BEG COMMERCIAL IN CONFIDENCE

(c)	The following definitions shall be added to Clause 1.1:

“Account means a record of UOC, UF6, Enriched UF6 or WIP held at a supplier or BNFL on behalf of NE, BNFL or a third party as the context requires;

Additional Pass-Through Contracts has the meaning given to that term in the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks;

Affiliate means, in relation to a Party, a company over which that Party has control or which controls that Party or which is controlled by the same company as controls that Party (and, for the purposes of this definition, control has the meaning given to such term in Section 840 of the Income and Corporation Taxes Act 1988);

Assay means the total weight of U235 isotope divided by the total weight of all uranium isotopes expressed as a weight percent (wt%);

BNFL Interim Sale Uranium has the meaning given to that term in Clause 2.11.2;

BNFL Pass-Through Contracts has the meaning given to that term in Clause 2.15;

Book Transfer means the transfer of the Termination Stocks on the books of BNFL and/or a supplier from BNFL’s Account to NE’s Account as the context requires;

Book Value of the Termination Stocks means the book value used by BNFL to determine the Termination Purchase Price as at the relevant Termination Completion Date;

Completion means completion of the sale and purchase of the Termination Stocks under the terms of this Agreement;

Contracts means such of the contracts listed in Schedule 1 to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks as have been or are proposed to be, utilised for the purposes of supplying Fuel to NE under this Agreement;

Conversion Services means the process of converting natural uranium in the form of UOC into natural uranium in the chemical form of UF6;

Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks means the deed of the same name between BNFL and British Energy Generation Limited (formerly NE) dated 31 March 2003;

Delivery means the Book Transfer of the Termination Stocks and Deliver shall have a corresponding meaning;

Enriched UF6 means uranium hexafluoride having a content of the isotope uranium 235 higher than 0.711% w/w;

Enrichment means the process expressed in terms of SWU by which natural UF6 is changed into Enriched UF6 with an increased Assay of U235 and tails, with a lower Assay of U235, are produced;

Final Suppliers means the suppliers of Uranic Elements to BNFL under the Contracts or the New Contracts on the date of termination of the Uranic Elements Supply Component of this Agreement;

BNFL/BEG COMMERCIAL IN CONFIDENCE

Financial Year 2003 means the financial year ending 31 March 2003;

Forward Contract Cover means such quantity of Uranic Elements as may be made available by BNFL pursuant to the Contracts or New Contracts (or options within the Contracts or New Contracts) for the procurement of such material (excluding the Special Terms);

Group means, in relation to a Party, that Party and each Affiliate of that Party; and Group Company means any company within such a Group;

Initial Stocks has the meaning given to that term in the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks;

Initial Stocks Purchase Price has the meaning given to that term in the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks;

Interim Sale Uranium has the meaning given to that term in the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks;

Interim Sale Uranium Purchase Price means the price paid by BNFL for the purchase of Interim Sale Uranium (if any) pursuant to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks;

LCIA means the arbitral institution formerly known as the London Court of International Arbitration;

LMA means the Liabilities Management Authority or any other body established by the Government of the United Kingdom for the purpose of assuming responsibility for cleaning up the “nuclear legacy”, as defined in and contemplated by the White Paper;

New BEG Fuel Supply Agreement means the Agreement for the Supply of Fuel for use in Advanced Gas Cooled Reactors from 1 April 2006 to be entered into between British Energy Generation Limited (formerly NE), BNFL and British Energy plc;

New BNFL means a new company to be created pursuant to the restructuring of BNFL and its businesses in connection with the establishment of the LMA, as such restructuring is referred to in and contemplated by the White Paper;

New Contracts means such of those contracts entered into by BNFL for the provision of UOC and/or UF6 and/or Enriched UF6 and/or the conversion, enrichment and/or storage of such material as have been or are proposed to be, for the purposes of supplying Fuel to NE under this Agreement, excluding the Contracts;

New Uranics Commitment means the exercise of an option under, the extension of the term of, or the renegotiation of, any agreement between BNFL and a Supplier or Final Supplier (as the case may be) for the purposes of supplying Fuel to NE under this Agreement (excluding any firm obligations existing under the Contracts at the time such Contracts were novated to BNFL);

Novation and Amendment Deed means a novation and amendment deed between BNFL, NE and a Supplier or Final Supplier (as the case may be) to effect the novation and amendment of a Contract or New Contract to which that Supplier or Final Supplier (as the case may be) is a party substantially in the form set out in

BNFL/BEG COMMERCIAL IN CONFIDENCE

Schedule 4 to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks amended to reflect BNFL as Seller and NE as Buyer and a new “Effective Date” determined in accordance with Clause 2.14.6;

Pass-Through Contracts has the meaning given to that term in the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks;

Pricing Principles means those principles relating to the calculation of Uo, Vo, Wo and Xo as set out in Appendix 21;

PWR Power Station means the power station incorporating a pressurised water reactor at Sizewell B;

Reactor Failure means NE not generating electricity at one or more of its Reactors or the PWR Power Station due to reasons beyond the control of NE (including without limitation events of Force Majeure pursuant to Clause 21 but not including planned outages);

Remaining Stocks has the meaning given to that term in the Deed for the Sale and Purchase of Enriched and Natural Uranium Stock;

Remaining Stocks Purchase Price has the meaning given to that term in the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks;

Retail Price Index means the Retail Prices Index (All Items) published in the Monthly Digest of Statistics by the Office for National Statistics (or any successor entity performing an equivalent function) of the United Kingdom, which shall be used to the full precision with which it is published. In the event that the Retail Price Index is discontinued or the basis of its calculation is modified, BEG and BNFL shall adopt such alternative index as shall be specified in replacement by the body in the United Kingdom responsible for the production of such statistics or, in the absence of such alternative index being specified or the alternative being unacceptable to BEG or BNFL, such index as may be Agreed.

Security Interest means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

Security of Supply Policy means the policy established pursuant to Clause 3.7;

SNL Agreement means the agreement between BNFL and SNL dated 30 March 1995 relating to the supply of fuel for use in advanced gas-cooled reactors, as amended;

Special Terms means those clauses listed in Appendix 30;

Stock and Procurement Strategy means the strategy established pursuant to Clause 3.8;

Stock Cover means such quantity of Uranium Material held in inventory by BNFL for the purpose of supplying Fuel to NE at any time including those quantities required by BNFL to meet its obligations for the supply of Fuel pursuant to NE under this Agreement;

Stock Cover Trigger means [            ]*;

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

Supplier means a counterparty to a Contract;

Termination Completion means completion of the sale and purchase of the Termination Stocks in accordance with this Agreement;

Termination Completion Dates mean the dates set out in the Termination Completion Schedule which shall be no later than the fifth anniversary of the end of the Uranics Term;

Termination Completion Schedule has the meaning given to that term in Clause 2.7;

Termination Purchase Price means the purchase price of the Termination Stocks as determined in accordance with Clause 2.6;

Termination Stocks means all:

(a)	UOC, UF6 and Enriched UF6 held by the Final Suppliers on behalf of BNFL for the purposes of supplying Fuel to NE under this Agreement;

(b)	Enriched UF6 held by BNFL for the purposes of supplying Fuel to NE under this Agreement; and

(c)	WIP held by BNFL at Springfields for the purposes of supplying Fuel to NE under this Agreement,

to the extent that they are so held at the date of termination specified in the notice served by NE pursuant to Clause 23 and do not form part of the BNFL Interim Sale Uranium (if any);

Uo has the meaning given to that term in Clause 4.1;

UOC means natural uranium ore concentrate, also known as U3O8 (or triuranium octoxide) which has been accepted by the relevant supplier holding such material;

Uranic Elements means UOC (measured in kgU), Conversion Services (measured in kgU) and Enrichment (measured in SWU);

Uranic Elements Supply Component of this Agreement means the provisions relating to BNFL’s obligation to supply Uranic Elements to enable the delivery of Fuel to the AGR Power Stations and to supply Enriched UF6 to NE or NE’s PWR fuel fabricator for the fabrication of fuel for delivery to the PWR Power Station;

Uranics Review Board means the review board referred to in Clause 3.5;

Uranics Term has the meaning given to that term in Clause 2.2;

Uranium Material means uranium in any form, including UOC, UF6 or Enriched Uranium Material;

Vo has the meaning given to that term in Clause 4.1;

Warranty means a statement contained in Appendix 32;

BNFL/BEG COMMERCIAL IN CONFIDENCE

White Paper means the White Paper published by the Government of the United Kingdom with command number 5552 entitled “Managing the Nuclear Legacy: A Strategy for Action”, presented to Parliament by the Secretary of State for Trade and Industry in July 2002;

WIP means all Enriched UF6 used for the purposes of being manufactured into Fuel under this Agreement, and all Enriched UF6 in the process of being manufactured into Fuel under this Agreement, including those derivatives of such Enriched UF6 described in column numbers 1B, 2 and 4 to 9 of Table 4 in Appendix 10;

Wo has the meaning given to that term in Clause 4.1;

Working Day means any day from Monday to Friday between 0900 and 1600 inclusive, other than Christmas Day, Good Friday and (a) statutory bank holidays in England or Scotland, and local public holidays in East Kilbride (or wherever else in Scotland SNL’s registered office may be situated) where used in respect of a period of time for payment following the issue of an invoice by BNFL, or (b) statutory bank holidays in England only, for all other purposes;

Xo has the meaning given to that term in Clause 4.1; and”

(d)	The following words shall be added at the end of Clause 1.2:

“; and all references to £ in this Agreement shall refer to pounds sterling.”

(e)	Clause 2 shall be deleted and replaced with:

“DURATION OF AGREEMENT

2.1	This Agreement shall be deemed to have commenced on 1 April 2000 and, subject to the provisions of Clauses 21 (Force Majeure), 23 (Non-Performance) and 30 (Termination and Survival), shall continue in force until 31 March 2006.”

2.2	The term of the Uranic Elements Supply Component of this Agreement (the “Uranics Term”), together with the arrangements relating to the Pass-Through Contracts and Additional Pass-Through Contracts pursuant to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks, shall commence on 1 April 2003 and shall (subject to Clause 2.2A) continue in force until the end of the Fuel Supply Period unless:

2.2.1	the Uranic Elements Supply Component of this Agreement is terminated earlier pursuant to Clause 23.2; or

2.2.2	this Agreement is terminated pursuant to Clauses 21 or 23.1.

2.2A	Without prejudice to NE’s right to terminate this Agreement pursuant to Clauses 21.5 or 23, the Uranics Term shall not expire at the end of the Fuel Supply Period if the New BEG Fuel Supply Agreement comes into force in accordance with the provisions of that agreement, and the provisions of Appendix 28 shall not come into force.

2.3	At the end of the Uranics Term, BNFL shall during the 12 months following the end of the Uranics Term, or in the case where the Uranics Term ends

BNFL/BEG COMMERCIAL IN CONFIDENCE

prior to the end of the Fuel Supply Period, during the 12 months following the end of date of service of the relevant termination notice (as the case may be), take the following actions in connection with NE taking over the Uranic Elements Supply Component of this Agreement:

2.3.1	provide to NE, at no cost to NE, all reports and supporting information, as may reasonably be requested by NE;

2.3.2	in addition to the provision of information to NE under Clause 2.3.1, provide to NE, at no cost to NE, the services of BNFL staff involved in operating and/or administering the Uranic Elements Supply Component of this Agreement as may reasonably be requested by NE subject to a maximum cap of three man months’ services; and

2.3.3	where BNFL is providing commercial transport services to third parties, discuss with NE the possible provision to NE of such services on terms to be Agreed.

2.4	At the end of the Uranics Term:

2.4.1	BNFL shall sell and NE shall purchase the Termination Stocks;

2.4.2	BNFL shall transfer the Contracts and New Contracts to NE, or in the event that such transfer cannot be obtained, pass-through the benefit of such Contracts or New Contracts to NE; and

2.4.3	the amendments to this Agreement set out in Appendix 28 shall come into force on the date determined under Clause 2.16 (and the rest of this Agreement shall continue unaffected),

in accordance with the provisions of this Agreement.

2.5	Without prejudice to any other rights or obligations of the parties under this Agreement, at the end of the Uranics Term, BNFL agrees to sell and NE agrees to purchase the Termination Stocks, on the terms that the same covenants shall be deemed to be given by BNFL on the each of the Termination Completion Dates, as are implied under Part I of the Law of Property (Miscellaneous Provisions) Act 1994 (as may be modified from time to time) where a disposition is expressed to be made with full title guarantee.

2.6	The Termination Purchase Price shall be an amount determined in accordance with Part C of Appendix 31, and NE shall pay the Termination Purchase Price to BNFL on the Termination Completion Dates in accordance with the provisions of Clause 2.8.

2.7	As soon as reasonably practicable after the end of the Uranics Term, NE shall provide to BNFL a schedule (the Termination Completion Schedule) which sets out the dates on which the Termination Stocks shall be sold by BNFL and purchased by NE, the proportion of the Termination Stocks to be sold by BNFL and purchased by NE on such dates, and the proportion of the Termination Purchase Price payable on such dates and the appropriate method of charging. BNFL shall have one month in which to give notice to NE of its acceptance or rejection of the Termination Completion Schedule.

BNFL/BEG COMMERCIAL IN CONFIDENCE

BNFL shall be deemed to have agreed the Termination Completion Schedule if it has not provided such notice to NE within the one month period referred to above. NE may reasonably request amendments to the Termination Completion Schedule, which shall take immediate effect subject to BNFL’s prior consent (which shall not be unreasonably withheld or delayed). The dates in the Termination Completion Schedule shall be no later than the fifth anniversary of the end of the Uranics Term. NE and BNFL hereby recognise and agree that, notwithstanding Clause 2.4.3 and Appendix 28, in agreeing the Termination Completion Schedule, it shall be necessary to reflect the possibility that both NE and BNFL will be responsible for the supply of Uranic Elements for the purposes of BNFL supplying Fuel to NE under this Agreement until the final Termination Completion Date. In reflecting such possibility, NE and BNFL agree that neither party shall be disadvantaged (financially or operationally) and that the value of Uo shall remain unaltered and calculated in accordance with Appendix 21.

2.8	Termination Completion shall take place upon each Termination Completion Date. On each Termination Completion Date:

2.8.1	NE shall pay that proportion of the Termination Purchase Price as Agreed in accordance with the Termination Completion Schedule in immediately available funds to BNFL or to such person as BNFL directs in writing by transfer of funds for same day value to the account which is notified to NE by BNFL at least 3 Working Days before the relevant subsequent Termination Completion Date;

2.8.2	in respect of the Termination Stocks which are held by BNFL, BNFL shall Deliver the relevant portion of the Termination Stocks to NE in accordance with the Termination Completion Schedule;

2.8.3	in respect of the Termination Stocks which are held by the Final Suppliers, BNFL shall Deliver the relevant portion of the Termination Stocks to NE in accordance with the Termination Completion Schedule and provide to NE a confirmation from each Final Supplier that Delivery will take place upon receipt by each Final Supplier of notice from BNFL that the relevant proportion of the Termination Purchase Price has been received from NE. In this Clause 2.8.3, Delivery is deemed to have taken place upon receipt by each Final Supplier of the notice by BNFL that the relevant proportion of the Termination Purchase Price has been received by BNFL; and

2.8.4	BNFL shall send a notice to each Final Supplier that the relevant proportion of the Termination Purchase Price has been received by BNFL upon receipt of the Termination Purchase Price from NE as referred to in Clause 2.8.3.

2.9	Title and risk to the Termination Stocks shall pass to NE on payment of the relevant proportion of the Termination Purchase Price in accordance with the Termination Completion Schedule.

2.10	BNFL warrants to NE that each Warranty is true, accurate and not misleading immediately before each Termination Completion Date.

BNFL/BEG COMMERCIAL IN CONFIDENCE

Interim pass-through of Contracts and New Contracts

2.11	Between the end of the Uranics Term and the date on which the Contracts and New Contracts are novated or passed through to NE under the provisions of this Agreement (as the context requires):

2.11.1	BNFL agrees that it shall do each act and thing reasonably requested of it by NE to fulfil its obligations under this Agreement and to enforce BNFL’s rights under the Contracts and the New Contracts;

2.11.2	BNFL shall at the request of NE, sell to NE (subject to the provisions of Part B of Appendix 31), any UOC, UF6 or Enriched UF6 purchased under the Contracts and New Contracts pursuant to Clause 2.11.1 (the BNFL Interim Sale Uranium) and BNFL shall sell any BNFL Interim Sale Uranium to NE and NE may purchase any BNFL Interim Sale Uranium from BNFL, for an amount which shall be determined in accordance with the provisions of Part B of Appendix 31, on the terms that the same covenants shall be deemed to be given by BNFL in relation to any BNFL Interim Sale Uranium on Delivery as are implied under Part I of the Law of Property (Miscellaneous Provisions) Act 1994 (as may be modified from time to time) where a disposition is expressed to be made with full title guarantee. NE shall pay the relevant amount to BNFL and the risk in and title to such BNFL Interim Sale Uranium will transfer upon payment by NE to BNFL of the amount referred to above on account of the purchase price of such BNFL Interim Sale Uranium.

2.12	NE shall indemnify and hold harmless BNFL at all times against all and any losses, liabilities, costs (including legal costs), damages, expenses, actions, proceedings, claims, demands and awards that may be incurred by BNFL to the extent the same arises as a result of NE’s requests to BNFL under Clause 2.11.1 but not to the extent that the same is a result of fraud, wilful default, bad faith or negligence on the part of BNFL.

2.13	BNFL shall indemnify and hold harmless NE at all times against all and any losses, liabilities, costs (including legal costs), damages, expenses, actions, proceedings, claims, demands and awards incurred by NE to the extent the same arises as a result of BNFL’s failure to comply with NE’s reasonable requests to BNFL under Clause 2.11.1, but not to the extent that the same is a result of fraud, wilful default, bad faith or negligence on the part of NE.

Novation of the Contracts and New Contracts

2.14	At the end of the Uranics Term:

2.14.1	BNFL shall seek the consent of each Final Supplier to the disclosure of the Contracts and New Contracts to NE and to provide the Contracts and New Contracts to NE immediately upon receiving such consent;

2.14.2	subject to the provisions of Clause 2.14.3, each of NE and BNFL agrees to enter into a Novation and Amendment Deed with each Final Supplier, subject only to such amendments as BNFL may consent to (which consent shall not be unreasonably withheld or

BNFL/BEG COMMERCIAL IN CONFIDENCE

delayed), and NE and BNFL agree to use all reasonable endeavours to procure that each Final Supplier enters into a Novation and Amendment Deed on, or as soon as reasonably practicable after, the end of the Uranics Term as referred to in this Clause 2.14;

2.14.3	BNFL shall not be obliged to consent to the inclusion in a relevant Novation and Amendment Deed of any such amendment as is referred to in Clause 2.14.2 to the extent that to do so would impose any greater liability on BNFL under the relevant Novation and Amendment Deed than would be the case if that Novation and Amendment Deed were not to contain the proposed amendment.

2.14.4	BNFL shall introduce NE to the Final Suppliers and use all reasonable endeavours to arrange a meeting (or meetings, as necessary) between itself, NE and each Final Supplier to discuss the proposed novation of the relevant Contract or New Contract and such amendments as NE proposes to the relevant Novation and Amendment Deed in accordance with Clauses 2.14.2 and 2.14.3;

2.14.5	during such discussions, NE shall:

(a)	act reasonably and shall not permit the outcome of its discussions with each Final Supplier to prejudice its obligations under Clause 2.15.1; and

(b)	in the event that BNFL is unable to attend any such meeting or meetings, NE shall keep BNFL regularly informed (on a reasonable basis having regard to any relevant confidentiality restrictions) of the progress of its discussions with each Final Supplier related to the relevant agreement;

2.14.6	the Effective Date of each Novation and Amendment Deed shall be the date which is the later of:

(a)	the date on which the condition precedent to that Novation and Amendment Deed is satisfied; and

(b)	3 months after the end of the Uranics Term.

NE and BNFL shall, after the date referred to above in this Clause 2.14, use reasonable endeavours to seek the consent of the Euratom Supply Agency to each Novation and Amendment Deed in accordance with the provisions of Clause 2.1 of each Novation and Amendment Deed.

Pass-through of the Contracts and New Contracts if novation cannot be effected

2.15	In the event the consents of the Final Suppliers to the novation of any of the Contracts or New Contracts has not been obtained or novation of the Contracts or New Contracts cannot be effected prior to 3 months after the end of the Uranics Term (such agreements to be defined as the BNFL Pass-Through Contracts):

BNFL/BEG COMMERCIAL IN CONFIDENCE

2.15.1	From the date specified in this Clause 2.15 above until the expiry or early termination of each relevant BNFL Pass-Through Contract:

(a)	BNFL agrees to provide NE with such information in relation to each BNFL Pass-Through Contract as NE reasonably requests (subject to any relevant confidentiality restrictions);

(b)	(subject to Clause 2.15.4) BNFL agrees that it shall do each act and thing reasonably requested of it by NE, to enable the performance of each BNFL Pass-Through Contract and to enforce its rights under the BNFL Pass-Through Contracts;

(c)	BNFL agrees to transfer title to any UOC, UF6 or Enriched UF6 acquired by BNFL pursuant to the BNFL Pass-Through Contracts to NE immediately upon title to such material transferring from the relevant Final Supplier to BNFL, and NE shall pay to BNFL the price paid by BNFL for such uranium material; and

(d)	the risk in any uranium material purchased by BNFL on NE’s instructions will pass to NE immediately upon the risk thereon passing to BNFL in accordance with the provisions of the relevant BNFL Pass-Through Contract.

2.15.2	NE shall indemnify and hold harmless BNFL at all times against all and any losses, liabilities, costs (including legal costs), damages, expenses, actions, proceedings, claims, demands and awards incurred by BNFL to the extent the same arises as a result of:

(a)	NE’s requests to BNFL under Clause 2.15.1(b); or

(b)	the failure of NE to comply with BNFL’s requests to NE under Clause 2.15.4,

but not to the extent that the same is a result of fraud, wilful default, bad faith or negligence on the part of BNFL.

2.15.3	BNFL shall indemnify and hold harmless NE at all times against all and any losses, liabilities, costs (including legal costs), damages, expenses, actions, proceedings, claims, demands and awards incurred by NE to the extent the same arises as a result of:

(a)	the failure or inability of BNFL to provide information in relation to the Pass-Through Contracts as required under Clause 2.15.1(a); or

(b)	BNFL’s failure to comply with NE’s requests to BNFL under Clause 2.15.1(b),

but not to the extent that the same is a result of fraud, wilful default, bad faith or negligence on the part of NE.

BNFL/BEG COMMERCIAL IN CONFIDENCE

2.15.4	If necessary, NE shall (to the extent it is able) do each act and thing reasonably requested of it by BNFL to enable the performance of each BNFL Pass-Through Contract.

NE taking up the Uranic Elements Supply Component of this Agreement

2.16	The amendments to this Agreement set out in Appendix 28 shall come into force on the date which is the later of:

(a)	the date on which the condition precedent to that Novation and Amendment Deed is satisfied; and

(b)	the date which is 3 months after the end of the Uranics Term.

Indemnity

2.17	NE and BNFL declare that they each agree that the transaction contemplated by this Clause 2 does not constitute the transfer of an undertaking for the purpose of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as may be modified from time to time) (the Employment Regulations) and that, accordingly, the contracts of employment of the Employees (as defined in Clause 2.19 below) together with all rights, powers, duties and liabilities in respect of the Employees shall not pass to NE by virtue of the transactions contemplated by this Clause 2.

2.18	BNFL shall indemnify NE from and against any liabilities incurred by NE by virtue of the operation of the Employment Regulations which are attributable to the termination or dismissal by BNFL prior to the close of business on the date on which the last portion of the Termination Stocks is transferred by BNFL to NE under this Clause 2 (the Relevant Date) of the employment of any employee or former employee of BNFL (the Employees). Those liabilities shall include any liability for unfair dismissal compensation, statutory redundancy pay and any contractual severance pay, increased pension costs, pay in lieu of any period of notice, and pay in respect of accrued holiday.

2.19	All amounts payable to or in relation to the Employees by BNFL in respect of the period to the close of business on the Relevant Date shall be discharged by BNFL and BNFL shall indemnify NE against any liabilities which NE may incur arising out of or in connection with such amounts. Amounts payable under this Clause 2.19 shall include wages and salaries, overtime, bonus or commission (earned but unpaid), expenses, accrued holiday pay, season ticket or other loans, income tax, national insurance contributions, pension contributions and premiums in respect of life assurance, private medical and permanent health insurance schemes.

2.20	BNFL shall indemnify NE from and against any liabilities incurred by NE which are attributable to any act or omission by BNFL prior to the close of business on the Relevant Date in respect of any of BNFL’s obligations or duties to or in relation to any of the Employees. This shall include any liability arising out of the termination or dismissal of any Employee.

2.21	BNFL shall indemnify NE in respect of any awards, losses, damages, costs, liabilities and expenses (including legal expenses) that may be incurred by

BNFL/BEG COMMERCIAL IN CONFIDENCE

NE and which arise from a failure on the part of either NE or BNFL to comply with its obligation to inform and/or consult with Employees and/or any other affected employees and/or their representatives pursuant to Regulation 10 of the Employment Regulations.

2.22	BNFL shall use all reasonable endeavours to ensure that no such liability as is referred to in any of Clauses 2.18, 2.19, 2.20 and 2.21 arises prior to the Relevant Date by reassigning Employees to alternative duties where possible.

2.23	In the event that any Employee or any other employee asserts or establishes that his employment has transferred to NE pursuant to the Employment Regulations as a result of this Agreement BNFL shall within 7 days of being so informed either by that individual or by NE (whichever is the earlier) offer employment to that individual on terms and conditions which are the same in all material respects to that individual’s current terms and conditions of employment and in the event that (a) such an offer is not made within that 7-day period or (b) such an offer is made and not accepted by that individual then NE shall be entitled to terminate that individual’s employment and NE shall be indemnified by BNFL in respect of all and any awards, losses, damages, costs, liabilities, expenses and legal fees which it may sustain arising under or in connection with that individual’s contract of employment and/or the termination of his or her employment.

Value added tax

2.24	If value added tax is chargeable on the sale of the Termination Stocks, NE shall against delivery of tax invoices in respect of the Termination Stocks, pay the amount of value added tax in addition to the relevant price.”

(f)	The words “other than enriched UF6 and Process Float” in the first line of Clause 3.3 shall be deleted.

(g)	The following words shall be inserted after Clause 3.3:

“During the Uranics Term, BNFL shall provide Uranic Elements together with Incidental Services (as defined in Appendix 5, part C), for the purposes of the manufacture and delivery of Fuel to AGR Power Stations.”

(h)	A new Clause 3.3A shall be added:

“All Uranium Material delivered to NE pursuant to this Agreement shall be free from all Security Interests.

(i)	Clauses 3.4 to 3.10 (inclusive) shall be deleted and replaced with:

“3.4	BNFL shall, commencing on 1 April 2004, deliver Enriched UF6, together with Incidental Services, in respect of the PWR Power Station during the Uranics Term in accordance with Appendix 29.

3.5	Within 6 months of 1 April 2003, NE and BNFL shall establish a review board (the Uranics Review Board) consisting of two representatives from each of NE and BNFL as described in Appendix 23.

3.6	With respect to the supply of Uranic Elements:

BNFL/BEG COMMERCIAL IN CONFIDENCE

3.6.1	As soon as reasonably practicable after 1 April 2003, NE shall provide BNFL with the following information:

(a)	The level of stocks held by BNFL at Springfields on behalf of NE following completion of the sale of the Initial Stocks, as advised by BNFL pursuant to Clause 3.10.1;

(b)	The level and composition of the stocks held by BNFL at Springfields on behalf of NE of Uranium Material after the sale of the:

(i)	Initial Stocks; and

(ii)	Remaining Stocks.

(c)	NE’s Contracts used for the purposes of delivering Enriched UF6 to BNFL and the fixed and optional deliveries available under the Contracts. Where NE cannot disclose a contract then NE shall advise BNFL as to the fixed and optional deliveries available under the relevant Additional Pass-Through Contracts (if any).

3.6.2	BNFL shall have no liability whatsoever for any shortfall in the Uranic Elements supplied in accordance with this Agreement and the provisions of Clause 3.11 shall not apply in the period prior to 30 June 2004 until NE provides the information set out in Clause 3.6.1. For the avoidance of doubt, BNFL shall be liable for any shortfall in Uranic Elements after 30 June 2004 and the provisions of Clause 3.11 shall apply from that date. If BNFL can reasonably demonstrate to NE that the information provided by NE in accordance with Clause 3.6.1 is not sufficiently detailed to enable BNFL to procure Uranic Elements in accordance with the requirements established pursuant to Clause 7.6, BNFL will notify NE accordingly and NE shall as far as reasonably practicable and as soon as is reasonably practicable after receiving such notice, provide any additional information or detail which BNFL shall reasonably require.

3.6.3	In the period prior to 30 June 2004 until such time as the final Security of Supply Policy has been agreed by the Uranics Review Board and to the extent that the Initial Stocks and Remaining Stocks, the Contracts, the Pass-Through Contracts and the Additional Pass-Through Contracts do not allow Stock Cover and Forward Contract Cover to be maintained at the values of Stock Cover and Forward Contract Cover maintained by NE at 1 April 2003, BNFL shall use all reasonable endeavours to maintain Stock Cover measured in forward months’ Fuel requirements and Forward Contract Cover expressed as a proportion of years of future Fuel requirements at the values of Stock Cover and Forward Contract Cover maintained by NE at 1 April 2003, and the provisions of Clause 3.11 will not apply. For the avoidance of doubt, prior to 30 June 2004 and once the final Security of Supply Policy has been agreed by the Uranics Review Board, then if the Initial Stocks and Remaining Stocks, the Contracts, the Pass-Through Contracts and the Additional Pass-Through Contracts allow the Stock Cover and Forward Contract Cover to be

BNFL/BEG COMMERCIAL IN CONFIDENCE

maintained at the values of Stock Cover and Forward Contract Cover maintained by NE as at 1 April 2003, or at the values of Stock Cover and Forward Contract Cover determined in the final Security of Supply Policy, then notwithstanding the above, the provisions of Clause 3.11 will apply.

3.7	With respect to the Security of Supply Policy:

3.7.1	NE shall develop a draft Security of Supply Policy for Enriched Uranium Material in accordance with (but not necessarily limited to) the items listed in Appendix 22. The draft Security of Supply Policy shall be reviewed and finalised by the Uranics Review Board in accordance with the provisions of Appendix 24.

3.7.2	The outcome of the final Security of Supply Policy will include (but not be limited to) the following:

(a)	Stock Cover measured in forward months’ Fuel requirements (n forward months);

(b)	Forward Contract Cover expressed in a proportion of years of future Fuel requirements; and

(c)	such other policy issues as may be deemed necessary by the Uranics Review Board.

3.8	On or before the last Working Day in April (but excluding April 2003) in each relevant Year and following the finalisation of the final Security of Supply Policy in accordance with the provisions of Appendix 24, BNFL shall deliver to the Uranics Review Board for its information only a copy of its Stock and Procurement Strategy. BNFL will develop its Stock and Procurement Strategy in accordance with the provisions of Appendix 25 to achieve the requirements of the final Security of Supply Policy.

3.9	Having regard to the final Security of Supply Policy BNFL shall, in executing its procurement obligations to NE in accordance with the Stock and Procurement Strategy:

3.9.1	use all reasonable endeavours to achieve the lowest possible cost at which it obtains Uranic Elements; and

3.9.2	take into account the items listed in Appendix 22, and in particular:

(a)	existing Contracts (including any options available under such Contracts);

(b)	available BNFL contracts and options;

(c)	market conditions; and

BNFL/BEG COMMERCIAL IN CONFIDENCE

(d)	other available sources of supply of Uranium Material.

3.10	During the Fuel Supply Period:

3.10.1	BNFL shall provide NE with statements of Enriched Uranium Material stocks held by BNFL for the purposes of supplying Fuel to NE under this Agreement and owned by NE or BNFL (as the case may be), at the frequency and within the timescales defined in Appendix 10; and

3.10.2	NE and BNFL shall meet regularly to exchange information conducive to the smooth running of this Agreement. Either BNFL or NE shall have the right to call for a meeting and shall give the other, unless otherwise Agreed, at least three weeks’ notice of such a meeting. Such information shall include (but shall not be limited to) the following:

(a)	production programmes for NE products;

(b)	notification of possible BNFL supply difficulties;

(c)	NE’s predictions of Fuel requirements;

(d)	NE’s future requirements for Fuel design changes;

(e)	quality assurance related matters;

(f)	copies of bid evaluations undertaken by BNFL in respect of the procurement of Uranic Elements;

(g)	details of inventory levels and forward contract cover for Uranic Elements;

(h)	in the event that NE becomes aware of a Reactor Failure exceeding three months in duration, NE shall advise BNFL in writing of the expected duration of the Reactor Failure. If the expected duration of the Reactor Failure advised in accordance with this Clause 3.10.2(h) changes then NE shall advise BNFL in writing of such revised period. In the event that the Reactor Failure exceeds three Months then NE shall advise BNFL as soon as reasonably practicable thereafter of the exact duration of the Reactor Failure once the relevant Reactor has recommenced generating electricity. The provision of information by NE relating to a Reactor Failure under this Clause 3.10.2(h) shall be subject to NE’s obligations under the rules of any stock or investment exchange, or any other law or regulation to which NE is subject at any time;

(i)	summaries of the material provisions of each New Contract and New Uranics Commitment; and

BNFL/BEG COMMERCIAL IN CONFIDENCE

(j)	such other information as may be reasonably requested by NE relating to any matter in respect of BNFL’s procurement of Uranic Elements under this Agreement.

For the avoidance of doubt such information exchange shall in no way prejudice the operations, terms and conditions contained elsewhere in this Agreement.

3.11	If the total level of Uranium Material expressed as UOC, Conversion Services and Enrichment available for NE is below, for a period of three consecutive months, [ ]* multiplied by the Fuel requirements for NE for n forward months, where “n” has been decided in accordance with Clause 3.7.2 (the Shortfall Level):

3.11.1	NE may request BNFL in writing to procure sufficient Uranium Material to increase the level of Uranium Material above the Shortfall Level as soon as reasonably practicable and in any event within six weeks from receipt of NE’s request by BNFL;

3.11.2	any costs (including but not limited to the cost of procuring such Uranium Material) incurred by BNFL in procuring such Uranium Material shall be borne by BNFL; and

3.11.3	if BNFL fails to procure sufficient Uranium Material in accordance with Clauses 3.11.1 and 3.11.2, NE may give notice to BNFL that it will procure Uranium Material on its own account for delivery to Springfields, in which case BNFL shall reimburse NE’s reasonable and direct costs in accordance with Clause 5.2 provided always that NE exercises such right with reasonable skill and diligence.

3.12	On or before:

3.12.1	the last Working Day in November in each year preceding the relevant Year, BNFL shall provide to NE a report (the Market Report) containing an overview of the market based upon publicly available trade publications and information of which BNFL has become aware in performing its obligations under this Agreement so as to assist NE in its development of the draft Security of Supply Policy. BNFL shall also provide a quarterly review of the Market Report to NE on or before the last Working Day in each of February, May and August in each relevant Year to the extent that such review identifies material changes which have occurred or, to the best knowledge of BNFL, may occur in relevant markets, or more frequently if such changes are of immediate significance in relation to the final Security of Supply Policy;

3.12.2	the last Working Day of each relevant Year, BNFL shall deliver to NE the risk catalogue (the Risk Catalogue) setting out an overview of and BNFL’s opinions on, macro industry risk factors which could have a material adverse effect on

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

either the final Security of Supply Policy or the Stock and Procurement Strategy. BNFL shall also update the Risk Catalogue in the event there is a material change in the risks referred to in the Risk Catalogue. BNFL shall also undertake a quarterly review of the Risk Catalogue and deliver this review to NE on or before the last Working Day in each of February, May and August in each relevant Year;

3.12.3	the last Working Day in December in each year preceding each relevant Year, BNFL shall provide to NE a report (the Portfolio Management Report) containing information regarding the items listed in Appendix 27). The purpose of the Portfolio Management Report is to provide NE with information for its internal business planning;

3.12.4	the last Working Day of each calendar month in each relevant Year, BNFL shall provide to NE an update (the Monthly Update to the Portfolio Management Report) to the information set out in the relevant Portfolio Management Report, which shall contain the information set out in Appendix 27.

3.13	BNFL shall not enter into a New Contract or New Uranics Commitment:

3.13.1	with a value (calculated by deriving the sum of all years of the contract by multiplying the annual base quantity of the contract for each year of the contract by the base price for that year, and factoring this by the relevant exchange rate if necessary, or if the price is market based, by multiplying the total base quantity of the contract for all years of the contract by the relevant market price at the time of submission, and factoring this by the relevant exchange rate if necessary) exceeding [ ]*; or

3.13.2	with any other member of the BNFL Group or any company in which a member of the BNFL Group has the ability to exercise or right to obtain direct or indirect control over that company’s affairs, in particular (without prejudice to the generality of the foregoing) the possession or entitlement to acquire 30% or more of the voting shares in that company, without the prior written consent of NE (such consent not to be unreasonably withheld or delayed).

3.14	Clauses 3.15 to 3.17 (inclusive) shall apply in the event that the Tenex Contract and/or the Urenco Contract (each as defined in Appendix 30) have been novated to BNFL pursuant to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks.

3.15	On and from the effective date (as such term is defined in the relevant novation and amendment deed relating to the Tenex Contract or the Urenco Contract) of each novation and amendment

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

deed relating to the Tenex Contract or the Urenco Contract (as the case may be):

3.15.1	BNFL agrees that it shall not exercise its rights under the relevant Special Terms without the prior consent of NE.

3.15.2	BNFL shall identify ways in which its rights under the relevant Special Terms may be exercised in the execution of its Stock and Procurement Strategy or otherwise and shall make proposals to NE at the time BNFL delivers its Stock and Procurement Strategy to NE and at any other time BNFL decides in relation to such opportunities to exercise its rights under the relevant Special Terms, which NE will consider together with any additional information it may reasonably request from BNFL which may be relevant.

3.16	Upon receipt of the proposals prepared by BNFL referred to under Clause 3.15.2 and the acceptance of such proposals by NE (whether in the form proposed by BNFL or subject to such modifications as may be Agreed between BNFL and NE), NE and BNFL shall discuss the ways in which they may share the costs and benefits of BNFL exercising its rights under the Special Terms (except where the Special Terms exercised by BNFL are for the exclusive benefit of NE, in which case NE will bear the costs and take all benefits associated with the exercise of such Special Terms). BNFL shall invoice NE for NE’s share of the costs referred to in this Clause in accordance with Clause 5.2.

3.17	Notwithstanding any other provision of this Agreement, NE may at any time on one or more occasions during this Agreement instruct BNFL to exercise its rights under article 1.3 (emergency back-up supply) of the Urenco Contract and its right under any other Special Terms under the Urenco Contract and to carry out such other acts as are necessary or desirable in order for NE to achieve the benefit of the rights under article 1.3 of the Urenco Contract.”

(j)	Clause 4.1 shall be deleted and replaced with:

“4.1	Charges for Fuel Elements (other than Instrumented Fuel) of Existing Designs on the Approved Product List within the quantity range described in Clause 7.1 shall comprise the following charging components: a fixed annual component (Ao) and a variable component (Bo) as specified in Appendix 5 and dependent on the selected range described in Clause 7, and, during the Uranics Term, a further variable uranics component (Uo), together with variable components covering incidental services (Vo), administration charge (Wo) and a fixed service charge (Xo) which are specifically set out in Appendix 5. Ao, Bo, Vo and Xo are subject to escalation from 1 January 1997 or Financial Year 2003 or January 2003, as appropriate, in accordance with the formulae set out in Appendix 6 and shall cover all the costs and liabilities associated with providing the said Fuel Elements (including, for the avoidance of doubt, those associated with the manufacture, storage and transport, decommissioning, treatment and disposal of all Waste) except where specifically provided for elsewhere in this Agreement or other Agreements with NE.”

BNFL/BEG COMMERCIAL IN CONFIDENCE

(k)	The following sub-clauses shall be added after Clause 5.1.1:

“5.1.1.1	If an accurate value for the annual charge (Ao) is not available, then NE shall pay to BNFL on the first Working Day of each month an instalment of one twelfth of the estimated annual charges (Aoest) calculated in accordance with Appendix 5 payable for the Year in which that month occurs PROVIDED THAT BNFL has invoiced NE for such instalment no later than 38 days prior to the end of the month preceding the month in which the instalment is due to be paid.

5.1.1.2	Any difference between the actual value of the annual charge (Ao) and the estimated annual charge (Aoest) will be reconciled in accordance with Appendix 6.”

(l)	Clause 5.1.2 shall be deleted and replaced with:

“5.1.2	BNFL shall submit invoices to NE on or before the last Sunday of the month for the per Fuel Element charges (Bo, Uo and Vo) in respect of each Fuel Element delivered in respect of Fuel deliveries, together with charges in respect of Wo and Xo during the month to which the invoices relate and NE shall pay the said invoices on or before the twentieth Day of the following month or the first Working Day thereafter.”

(m)	The following sub-clauses shall be added after Clause 7.6.1:

“7.6.2	NE shall provide on a monthly basis coincident with Fuel ordering, forecasts of the Fuel requirements for such a period that a combination of forecasts and firm orders are provided for the higher of 12 months and (n+3) months. The forecasts shall as a minimum detail NE’s Fuel requirements by Assay on a monthly basis. NE shall use reasonable endeavours to ensure that the forecasts accurately reflect its expected Fuel requirements.

7.6.3	BNFL shall place orders for Uranic Elements in accordance with contractual notice periods to ensure that Uranium Material is available to make deliveries of Fuel Elements as required by NE.

7.6.4	For the purpose of the supply of Uranium Material, the forecast described in this Clause 7 will be considered fixed and firm.

7.6.5	After the end of each month, BNFL will prepare a forecast of Stock Cover values for the following 12 months, using material delivery data from firm orders placed with suppliers and the latest Fuel order forecast from NE provided pursuant to this Clause 7.

7.6.6	Should the value of the Stock Cover forecast at the end of the first month of the forecast exceed the Stock Cover Trigger, to the extent that the resulting increase is due to a reduction in NE’s Fuel order for that first month of the forecast from the NE Fuel forecast given for the same month 12 months previously, NE agrees to purchase from BNFL Enriched Uranium Material with a book value equal to the amount by which the amount of the value of the Stock Cover forecast exceeds the Stock Cover Trigger.

7.6.7	(a) The purchase price for such Enriched Uranium Material shall be calculated in accordance with paragraph 1 of Appendix 21 and

BNFL/BEG COMMERCIAL IN CONFIDENCE

invoiced in accordance with Clause 5.1.2 and shall be treated as Uo for the purposes of invoicing and payment.

(b)	Title to all material purchased by NE in accordance with this Clause 7.6.7 shall pass to NE on the first Working Day of the month following the month of the relevant forecast. For the avoidance of doubt, all risk in the material shall remain with BNFL until risk in the relevant Fuel passes to NE pursuant to Clause 12.9.

(c)	BNFL shall not utilise any Enriched Uranium Material purchased by NE pursuant to this Clause 7.6.7 without the prior consent of NE (such consent not to be unreasonably withheld or delayed). In the event BNFL wishes to utilise Enriched Uranium Material pursuant to this Clause 7.6.7(c), BNFL shall purchase such material from NE and NE shall sell such material to BNFL. In no event shall NE be obliged to sell more material to BNFL than NE has purchased pursuant to Clause 7.6.7(a).

(d)	BNFL shall use reasonable endeavours to repurchase the relevant Enriched Uranium Material before taking delivery of additional Enriched Uranium Material under the Contracts or any New Contract.”

(n)	The following words shall be inserted at the end of Clause 9.2:

“This Clause shall not apply to the Uranic Elements Supply Component of this Agreement”.

(o)	The following words shall be inserted at the end of Clause 12.7:

“This Clause 12.7 shall not apply in the event that, and to the extent that, BNFL demonstrates to the reasonable satisfaction of NE that its inability to deliver Fuel to NE is solely and directly caused by (i) there being insufficient Enriched UF6 available for the manufacture of Fuel for delivery prior to 30 June 2004 to NE in accordance with this Agreement as a result of (a) any notices issued in accordance with the Contracts by NE which have the effect of scheduling the supply of Uranium Material or Uranics Elements to enable the delivery of Enriched UF6 to NE at Springfields or (b) the operation of paragraph 4 of Part C of Schedule 2 to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks, or (ii) there being insufficient Enriched UF6 available for the manufacture of Fuel for delivery at any time to NE in accordance with this Agreement as a result of the forecasts provided by NE pursuant to Clause 7.6.2.”

(p)	Clause 13.1 shall be deleted and replaced with:

“13.1	If, as soon as reasonably practicable, before irradiation NE demonstrates or BNFL advises that any Fuel Element or Ancillary Component does not comply with the Contract Specification unless such non-compliance is caused by the negligence or wilful default of NE, its servants or agents or as a result of deterioration of the Fuel resulting from storage at NE sites after unpacking then unless NE grants approval to accept said non-conforming Fuel under a concession pursuant to Paragraph 10 of Appendix 7, BNFL shall at its discretion, and as soon as reasonably practicable, either:

BNFL/BEG COMMERCIAL IN CONFIDENCE

13.1.1	rectify the Fuel Element or Ancillary Component either at Springfields or, subject to NE’s approval, at the relevant AGR Power Station. All such rectification shall be in conformance with the quality assurance arrangements specified in Appendix 7 or such other arrangements as may be approved by NE in such a manner so that it complies with the Contract Specification; or

13.1.2	replace the Fuel Element or Ancillary Component provided that it has been returned to BNFL;

and subject to Clause 13.4 shall bear the cost of rectification or replacement as the case may be including any uranic recovery costs PROVIDED THAT, subject to the consent of NE, BNFL may, in respect of any Fuel Element or Ancillary Component returned to them under this Clause and instead of the alternatives set out in Clauses 13.1.1 and 13.1.2, credit with a sum which shall, in the case of a Fuel Element, take into account the charge which would have been payable for and appropriate to the Fuel Element if it had been due for delivery on the date on which it was so returned (including all charges associated with the supply of Uranic Elements by BNFL to NE) or, in the case of an Ancillary Component, take into account the charge which would have been payable for the Ancillary Component if it had been due for delivery as aforesaid. For the avoidance of doubt BNFL shall be responsible for the recovery of the Enriched UO2 content of the Fuel so affected including any Process Losses and shall carry out such recovery in a timely manner. If for reasons solely attributable to BNFL, BNFL, does not recover the Enriched UO2 content of the Fuel it shall reduce the quantity of Stock Cover by such amount.

In the event that BNFL elects to rectify or replace Fuel as specified in Clauses 13.1.1 and 13.1.2, it shall be deemed not to have been delivered until such rectification or replacement has been carried out and the Fuel delivered to NE. Accordingly, the provisions of Clause 12.7 shall apply. For the avoidance of doubt, when such Fuel is replaced by BNFL, BNFL shall not invoice NE and NE shall not be required to pay to BNFL, Uo or Vo in respect of such Fuel, except in the case of Uo or Vo applying to differences in the uranium weight of the returned Fuel and the replacement Fuel. Where the uranium weight of the returned Fuel is different from the uranium weight of the replacement Fuel, Uo and Vo shall apply to such difference.

(q)	The following words shall be inserted at the end of Clause 15:

“The provisions of this Clause 15 shall not apply to the Uranic Elements Supply Component of this Agreement except where:

(a)	they relate to proposed changes to all or part of the Uranic Elements Supply Component of this Agreement which could have an impact on all or part of the process of manufacturing of Fuel Elements by BNFL; or

(b)	they relate to proposed changes to all or part of the process of manufacturing of Fuel Elements by BNFL which could have an impact on all or part of the Uranic Elements Supply Component of this Agreement.”

(r)	The following words shall be added to Clause 16.4 after the words “Notwithstanding any other provision of this Agreement”:

BNFL/BEG COMMERCIAL IN CONFIDENCE

“but subject to paragraph 4.6 of Appendix 29”

(s)	The following words shall be inserted at the beginning of Clause 17.1:

“Without prejudice to NE’s obligations to make payments to BNFL under Clauses 2.12 and 2.15.2, or BNFL’s obligations to make payments to NE under Clauses 2.13 and 2.15.3”

(t)	The following sub-clauses shall be added after Clause 17.2:

17.3	Without prejudice to NE’s obligations to pay the Termination Purchase Price and to make payments to BNFL under Clauses 2.12 and 2.15.2, any liability of NE for any loss or damage, however caused or suffered by BNFL in connection with or as a result of the Uranic Elements Supply Component of this Agreement is limited to [ ]*.

17.4	Without prejudice to BNFL’s obligations to make payments to NE under Clauses 2.13 and 2.15.3, any liability of BNFL for any loss or damage, however caused or suffered by NE in connection with or as a result of the Uranic Elements Supply Component of this Agreement is limited to [ ]*.

(u)	Clause 19.11 shall be deleted.

(v)	Clause 20 shall be deleted and replaced with:

“ASSIGNMENT

20.1	Subject to Clauses 20.2, 20.3, 20.4 and 20.5, neither Party shall have the right to assign or to part with or sub-contract any of its rights and obligations under this Agreement without the prior written consent of the other. Such consent may only be withheld if an assignment is not Reasonable.

For the purposes of this Clause an assignment shall be Reasonable if:

20.1.1	the intended assignor can demonstrate that the intended assignee is financially and technically competent to carry out the obligations of this Agreement, and in particular the financial obligations; and

20.1.2	if so requested in writing by the non-assigning Party, an appropriate parent-company guarantee is provided from the intended assignee’s parent company, if any, or the intended assignee enters into a further agreement in relation to this Agreement containing such reasonable provisions as the non-assigning Party would reasonably need to ensure that the intended assignee is able to carry out the obligations of this Agreement until each and every obligation has been fully discharged.

20.2	It is acknowledged and agreed by NE that BNFL may, upon or at any time after the establishment of the LMA, assign or part with or sub-contract any of its rights and obligations under this Agreement to the LMA to the extent required by or in consequence of, or to take a benefit available by reason of,

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

any relevant legislation. No consent under Clause 20.1 shall be required for an assignment under this Clause 20.2.

20.3	It is acknowledged and agreed by NE that BNFL may assign or part with or sub-contract any of its rights and obligations under this Agreement to New BNFL with the prior written consent of NE, such consent not to be unreasonably withheld (but for the purposes of this Clause 20.3, the definition of “Reasonable” in Clause 20.1 shall not apply). For the avoidance of doubt the Parties acknowledge that, in determining whether or not consent has been unreasonably withheld, any considerations may be taken into account, including without limitation those specified in Clauses 20.1.1 and 20.1.2.

20.4	It is acknowledged and agreed by BNFL that NE may at any time assign or part with or sub-contract any of its rights and obligations under this Agreement to any NE Group Company which holds a nuclear site licence in respect of any of the AGR Power Stations or SNL’s advanced gas-cooled reactor power stations. No consent under Clause 20.1 shall be required for an assignment under this Clause 20.4.

20.5	It is acknowledged and agreed by NE that BNFL may at any time assign or part with or sub-contract any of its rights and obligations under this Agreement to any BNFL Group Company, subject to a parent-company guarantee being provided by BNFL in accordance with Clause 20.1.2 with the liability of the parent company in relation to each obligation guaranteed not being greater than that which BNFL would incur in respect of that obligation. No consent under Clause 20.1 shall be required for an assignment under this Clause 20.5.

20.6	In the event that any Party assigns or parts with or sub-contracts any of its rights and obligations under this Agreement, the Parties shall enter into a Deed of Novation substantially in the form of Appendix 13.”

(w)	The following sub-clauses shall be added after Clause 23.1:

“23.2	NE may terminate the Uranic Elements Supply Component of this Agreement, together with the arrangements relating to the Pass-Through Contracts and Additional Pass-Through Contracts pursuant to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks and the rest of this Agreement shall continue unaffected:

23.2.1	with immediate effect if BNFL has failed to exercise reasonable care and reasonable diligence in fulfilling its material obligations in relation to the Uranic Elements Supply Component of this Agreement provided NE has given written notice to BNFL of such failure and BNFL does not remedy the situation within one month from the date of such notice; and

23.2.2	on 12 months’ notice where the Execution Effectiveness Ratio as referred to in Appendix 26 is greater that 1.05 in any month, such notice to be served within 3 months of NE’s receipt of the Execution Effectiveness Ratio for that month.”

(x)	Clause 27 shall be deleted and replaced with:

BNFL/BEG COMMERCIAL IN CONFIDENCE

“DISPUTE RESOLUTION

27.1	Subject to Clause 27.3, in the event a dispute, controversy or claim arises out of or in connection with this Agreement (including any question regarding its existence, validity or termination) (Dispute), a Party may give the other Party notice that a Dispute has arisen (a Dispute Notice). Following the service of the Dispute Notice the Parties shall use all reasonable endeavours to settle such Dispute amicably within a period of 60 calendar days (or such longer period as the Parties may mutually agree) starting from the date of receipt of the Dispute Notice by the relevant Party. In the event that the Parties are unable to settle any Dispute within such 60 calendar day period (or such longer period), then such Dispute shall be referred for resolution by negotiation between the respective Chief Executives of British Energy plc and BNFL. If the Parties are unable to settle a Dispute by such negotiation within 60 calendar days (or such longer period as the Parties may mutually agree) of it being referred to the Chief Executives, then such Dispute shall be referred to arbitration in accordance with the terms of Clause 27.2.

27.2	Subject to Clause 27.1, any Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this Clause. The tribunal shall consist of one arbitrator. The seat of the arbitration shall be London. The language of the arbitration shall be English.

27.3	Any matter subject to determination by an Expert pursuant to Appendix 20 shall not be subject to Clauses 27.1 and 27.2.

27.4	Where any dispute or difference between NE and BNFL is in connection with Uo or the calculation of Uo, Vo, Wo and Xo, NE and BNFL agree that the Pricing Principles shall form part of the agreed scope of reference of the Arbitrator (who, in respect of a dispute or difference under this Clause 27.4, shall have appropriate experience in the uranics market) when dealing with such dispute or difference.”

(y)	Clause 29 shall be deleted and replaced with “29 [NOT USED] ”.

(z)	Clause 30 shall be amended as follows:

(i)	“2.3 to 2.24 (inclusive), 4.1, 5” shall be added immediately prior to “13” at the beginning of sub-clause 30.2 and “, Appendix 5 and Appendix 31” shall be inserted after “27” in sub-clause 30.2.

(ii)	An additional sub-clause shall be inserted in Clause 30 as follows:

“30.3	Termination of this Agreement does not affect a Party’s accrued rights and obligations at the date of termination.”

(aa)	Clause 31 shall be deleted and replaced with:

“ENTIRE AGREEMENT

31.1	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior written or oral agreement(s) or arrangements between the Parties in relation thereto. No

BNFL/BEG COMMERCIAL IN CONFIDENCE

prior or collateral representation, promise, warranty or condition made or given by either of the Parties to the other Party and not contained herein shall be binding upon any of them and no amendment, modification or extension of this Agreement or waiver of any of the terms and conditions hereof shall be binding upon either of them unless it is Agreed in writing by duly authorised representatives of each of the Parties. For the avoidance of doubt, this Clause 31.1 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by any Party or any of its Connected Persons, where Connected Person means in each case, to the extent that they are involved on behalf of a Party, (a) a Party’s officers, employees, group undertakings, agents and advisers; (b) officers, employees, agents and advisers of a Party’s group undertakings and (c) officers, employees and partners of any such agent or adviser or of any group undertaking of such agent or adviser.

31.2	Without prejudice to the validity of any amendment, modification, extension or waiver that is Agreed in writing by duly authorised representatives of each of the Parties, it is the intention of the Parties as a formal matter to incorporate any amendments or modifications on an annual basis into a Deed in substantially the same form as that contained in Appendix 14.”

(bb)	The following clause shall be added after Clause 33:

“NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

34. A person who is not party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.”

(cc)	Appendix 4 shall be deleted and replaced with:

“APPENDIX 4

[NOT USED]”.

(dd)	Appendix 5 shall be deleted and replaced with:

“APPENDIX 5

PRICES PAYABLE FOR AGR FUEL SUPPLY

Part A

From 1 April 2003 the Annual Fixed Charge Ao and the Variable Charge Bo shall be derived as follows:

Annual Fixed Charge Ao = A1 minus (Pi*D1) minus (Pi*D2)

Where:

A1 is the fixed charge detailed in the table below.

BNFL/BEG COMMERCIAL IN CONFIDENCE

Pi is the final NE annual fixed charge discount proportion (being a value between zero and one), jointly agreed by NE and SNL and notified to BNFL, by NE under this Agreement and by SNL under the SNL Agreement, for use in the annual reconciliation. For the avoidance of doubt, Pi shall have the same numerical value when used both in this Agreement and in the SNL Agreement.

D1 is the fixed discount of [ ]*.

D2 is the variable discount derived as follows:

D2 is the higher of (i) zero and (ii) the lower of £[ ]* and (([ ]* minus OEP)* 5.0TWh);

Where OEP is derived in accordance with Appendix 20, and shall be specified to five significant figures.

The sums of [ ]*, [ ]* and [ ]* are quoted in Financial Year 2003 money values and will be escalated in accordance with Appendix 6. The multiplier of 5.0TWh is a fixed figure and shall not be subject to escalation.

FIXED (A1) £million pa
Range (Fuel Elements)	1900-4000	1900-4200	1900-4400
1 April 2003 to 31 March 2006	[ ]*	[ ]*	[ ]*

VARIABLE (Bo) £/Fuel Element
Range (Fuel Elements)	1900-4400
To 31 March 2006	[ ]*

The values for A1 and Bo are quoted in 1 January 1997 money values and will be escalated monthly in accordance with Appendix 6.

14 days prior to the date on which BNFL is required to invoice NE in accordance with Clause 5.1.1 the estimated Annual Fixed Charge (Aoest) pertaining to the month of invoice shall be calculated according to the following formula.

Aoest is A1est minus (Piest*D1est) minus (Piest*D2est)

Where:

A1est	is the estimated escalated value of A1 for the month escalated in accordance with Appendix 6.

Piest	is, for monthly invoicing purposes, the fixed charge discount proportion agreed jointly between NE and SNL and notified to BNFL by NE under this Agreement and by SNL under the SNL Agreement prior to the said 14 days

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

specified above to be employed in the invoice for the specified month, and being a value between zero and one. For the avoidance of doubt, Piest shall have the same numerical value when used both in this Agreement and in the SNL Agreement.

D1est	is the estimated escalated value of D1 for the month derived in accordance with Appendix 6.

D2est	is the estimated value of D2 for the Year derived using a forecast value of OEP (= OEPest) and escalating the terms in the equation defining D2 above in accordance with Appendix 6.

Where OEPest is derived in accordance with Appendix 20 and shall be specified to five significant figures.

The fixed charge invoiced in each month shall be adjusted such that the Year to date value of the discount D2 as invoiced at that month end, equals the latest projected cumulative Year to date value of the discount D2 applicable at that month end.

In executing the algorithms outlined in this Appendix 5 all calculations will be performed to the maximum normal computational accuracy, with the imposed rounding to specific levels of precision.

Part B

[NOT USED]

Part C

1.	Uranics (Uo)

1.1	The quantity of Uranic Elements contained in the Enriched Uranium Material which is fed into the Fuel fabrication process to produce the said Fuel will be invoiced pursuant to Clause 5.1.2 by BNFL to NE at the date the Fuel containing the Enriched Uranium Material is delivered to NE. To cover for Process Losses, an equivalent of [ ]* of the Enriched Uranium Material contained in the delivered Fuel shall be added to the total quantity of Enriched Uranium Material used to produce the said Fuel and this shall be included in the derivation of Uo. The value of [ ]* shall be reviewed periodically by NE and BNFL.

1.2	The quantities of the Uranic Elements delivered in Fuel will be multiplied by the [ ]* of the Uranic Elements at the date of delivery of Fuel to NE in accordance with this Agreement.

1.3	The quantity of Uranic Elements contained in Enriched Uranium Material will be identified as originating from one of the 3 following tranches:

1.3.1	Inventory Tranche: comprising material purchased by BNFL as Initial Stocks, Remaining Stocks or Interim Sale Uranium (if any) under the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks;

1.3.2	Contract Tranche: comprising material supplied under the Contracts, the Pass-Through Contracts, or the Additional Pass-Through Contracts under the

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks (the Contract Stocks); and

1.3.3	Market Tranche: comprising all other materials (the Market Stocks).

1.4	The [ ]* of the Uranic Elements will be established on a First In First Out (FIFO) basis of tranche exhaustion as follows:

1.4.1	The [ ]* of the Initial Stocks, Remaining Stocks and Interim Sale Uranium (if any), until the quantity of the Initial Stocks, Remaining Stocks or Interim Sale Uranium (if any) is deemed to be exhausted;

1.4.2	The [ ]* of the Contract Stocks, until the total quantity procured under the Contracts is deemed to be exhausted;

1.4.3	The [ ]* of the Market Stocks once the total quantity procured under the Contracts is deemed exhausted on a FIFO basis.

1.5	The following formulae shall be used sequentially in the order in which they appear below to determine the tranche from which each Uranic Element (x) contained in the quantity of Uranium Material despatched in Fuel for each month (r) is deemed to have been sourced.

1.5.1	If ISQxr >0 , then Rxr=R(IS)xr

1.5.2	If RSQxr >0 and if Rxr <= RSQxr, then Rxr=R(RS)xr

1.5.3	If RSQxr >0 and if Rxr > RSQxr and if Rxr <= RSQxr + CSQxr, then Rxr = RSQxr + R(CS)xr where R(CS)xr = Rxr-RSQxr

1.5.4	If RSQxr >0 and if CSQxr >0 and if Rxr > RSQxr and if Rxr >RSQxr + CSQxr, then Rxr = RSQxr + CSQxr + R(MS)xr where R(MS)xr = Rxr-RSQxr-CSQxr

1.5.5	If RSQxr =0 and if Rxr <= CSQxr, then Rxr = R(CS)xr

1.5.6	If RSQxr =0 and if CSQxr >0 and if Rxr > CSQxr, then Rxr = CSQxr + R(MS)xr where R(MS)xr = Rxr-CSQxr

1.5.7	If RSQxr =0 and if CSQxr =0, then Rxr = R(MS)xr

Where:

CSQxr represents the quantity of Contract Stocks of Uranic Element x in month r

ISQxr represents the quantity which remains of the Initial Stocks of Uranic Element x in month r

Rxr represents the quantity of Uranic Element x required for the fabrication of Fuel in month r

R(CS)xr represents the quantity of Uranic Element x required for the fabrication of Fuel in month r deemed to have been supplied from the Contract Stocks of Uranic Element x in month r

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

R(IS)xr represents the quantity of Uranic Element x required for the fabrication of Fuel in month r deemed to have been supplied from the Initial Stocks, Remaining Stocks and Interim Sale Uranium (if any) of Uranic Element x in month r

R(MS)xr represents the quantity of Uranic Element x required for the fabrication of Fuel in month r deemed to have been supplied from the Market Stocks of Uranic Element x in month r

R(RS)xr represents the quantity of Uranic Element x required for the fabrication of Fuel in month r deemed to have been supplied from Revised Stock of Uranic Element x in month r

RSQx is the quantity of Revised Stock of each Uranic Element x where Revised Stock means that quantity which remains of Initial Stocks of each Uranic Element plus that quantity of Interim Sale Uranium (if any) of each Uranic Element plus that quantity of Remaining Stocks (if any) of each Uranic Element

RSQxr represents RSQx in month r

1.6	For the period between 1 April 2003 and the date on which the Remaining Stocks are sold to BNFL pursuant to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks, all Fuel delivered to NE by BNFL shall be deemed to be fabricated from the Initial Stocks and the Interim Sale Uranium (if any) and Uo will be calculated accordingly pursuant to Clause 4.1.4(a) of the Deed for the Sale of Enriched and Natural Uranium Stocks.

2.	Incidental Services (Vo)

2.1	The incidental services shall cover transport, insurance, cylinder washing, cylinder hire and uranic analysis.

2.2	The price for Fuel will be calculated by multiplying the tonnes of uranium delivered in Fuel of each Assay by a charge of [ ]* per tonneU.

2.3	The price for PWR fuel will be [ ]* per tonneU where cylinders are hired and washed and overpacks are hired. For PWR fuel where no cylinders or overpacks are hired, the price for PWR fuel will be [ ]* per tonneU at other European fabricators. Where NE is responsible for supplying cylinders and overpacks, NE will reimburse any costs incurred by BNFL as a result of late arrival or non-arrival of the cylinders and overpacks in accordance with the provisions of Appendix 29.

2.4	The incidental services charge Vo will be invoiced on a monthly basis as described in Clause 5.1.2.

2.5	The prices referred to in paragraphs 2.2 and 2.3 are expressed in January 2003 money values and shall be escalated in line with the Retail Price Index from this date as determined in accordance with Appendix 6.

3.	Administration Charge (Wo)

3.1	The monthly Administration Charge shall be the sum of Administration Charges for each Uranic Element [ ]*

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

[ ]*

3.2	During the period between 1 April 2003 and the “Second Completion Date” (as defined in the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks), the monthly Administration Charge shall be the sum of Administration Charges for each Uranic Element, which are calculated by multiplying the quantity of the Uranic Elements represented in the inventory then held by BNFL at each month end multiplied by the average book value shown in BNFL’s accounts of each Uranic Element of inventory held for the purposes of supplying Fuel to NE under this Agreement, by the Administration Charge Rate divided by 365 and multiplied by the number of days in the month of delivery.

3.3	In the event the Uranic Elements Supply Components of this Agreement is terminated pursuant to Clauses 2.2.1, 21 or 23 of this Agreement, the monthly Administration Charge shall be the sum of Administration Charges for each Uranic Element, [ ]*

3.4	The Administration Charge Wo will be invoiced on a monthly basis as described in Clause 5.1.2.

3.5	The Administration Charge Rate is [ ]*

4.	Service Charge (Xo)

4.1	A Service Charge of [ ]* per annum in respect of the Uranic Elements Supply Component of this Agreement shall be payable by NE under this Agreement.

4.2	The Service Charge Xo will be invoiced on a monthly basis as described in Clause 5.1.2.

4.3	The Service Charge Xo referred to in paragraph 4.1 is in January 2003 money values and will be escalated in line with the Retail Price Index from this date in accordance with Appendix 6.”

(ee)	Appendix 6 shall be deleted and replaced with:

“APPENDIX 6

ESCALATION FORMULA

The elements of the Ao and Bo and other charges set out in this Agreement are stated in either 1 January 1997 money values or Financial Year 2003 money values as stated in the specific clauses and shall be escalated in accordance with the following formulae:

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

For all charges with the exception of D2 escalated monthly from January 1997 (or such other date as is Agreed) and for D1 escalated monthly from Financial Year 2003	Cy =	CoRm	For charge D2 escalated annually from Financial Year 2003	Cy =	CiRy
		Ro			Ri

where, unless otherwise stated:

Cy	is the relevant charge as escalated;

Co	is for A1 and Bo and other charges subject to monthly escalation in accordance with this Agreement the appropriate base charge in January 1997 (or such other date as is Agreed) money values, and is for D1 the base charge in Financial Year 2003 money values;

Ci	are the base values of [ ]* and [ ]* used in the calculation of D2;

Rm	is the Retail Price Index for the month in which the event occurs which gives rise to the charge due and shall be estimated as follows if the Retail Price Index for the month in question is not available:

Rm = Rmn + n(Rmn – Rmn3);
3

m	is the month for which the Retail Price Index is to be estimated;

n	is the number of months between the month of payment and the month in which the Retail Price Index has been most recently published;

Rmn	is the Retail Price Index for the month in which the index has been most recently published;

Rmn3	is the Retail Price Index for the month three months prior to Rmn;

Ro	is for A1 and Bo and other charges subject to monthly escalation in accordance with this Agreement the Retail Price Index for the month of January 1997 (which is 154.4) or such other month as is Agreed, and is for D1 the Retail Price Index Ri as defined below;

Ri	is derived by summing the 12 monthly Retail Price Indices for the period from 1 April 2002 until 31 March 2003 and dividing the summation by 12; and

Ry	is the Retail Price Index for the Year in which the event occurs which gives rise to the charge due, derived by summing the 12 monthly Retail Price Indices for that Year and dividing the summation by 12, or by other agreement between the Parties.

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

14 days prior to the date on which BNFL is required to invoice NE, the Retail Price Index for the relevant Year shall be estimated according to the following formula:

Ryest	is the estimated Retail Price Index for the Year in which the event occurs which gives rise to the charge due, derived by summing the 12 monthly Retail Price Indices for that Year and dividing the summation by 12.

Where a monthly Retail Price Index is not available it will be derived in accordance with the formula for Rm above.

Upon the later of (a) publication of the Retail Price Index for the month of March in each Year hereunder, and (b) the derivation of the final values for OEP for the Year in accordance with Appendix 20, such date being referred to as the Reconciliation Date, BNFL shall calculate the value of all sums which would have been payable by either NE or BNFL during that Year had the Retail Price Indices and the OEP been known at the times of invoicing and shall within 21 days after the Reconciliation Date render to NE an adjusting invoice or credit note as the case may be equal in value to the difference between such calculated value and the value of the sums actually paid by NE and BNFL in that Year. Payment by either NE or BNFL shall be due 38 days after the date of the invoice or credit note as the case may be.

In the event that the Reconciliation Date is later than 35 Working Days after the end of the Year to which it applies, an interim reconciliation shall take place using the best data available on the 35th Working Day after the end of the Year. In such a case, invoicing and settlement on the basis of such data shall take place as outlined above as if the Reconciliation Date were the 35th Working Day after the end of the Year. Following such an interim reconciliation, subsequent reconciliations (including any final reconciliation as outlined above) for that Year shall take place in the following circumstances and no other:

(i)	In the event of manifest error in any relevant calculation or data used;

(ii)	In the event of the resolution of any relevant dispute between NE and BNFL;

(iii)	If either NE or BNFL believes in good faith that the impact of updated information will affect payments by more than [ ]* or

(iv)	With the Agreement of NE and BNFL.

ANCILLARY COMPONENT CHARGES

For the purposes of escalation for the ancillary component charges set out in Appendix 17, Rm is as defined above.”

(ff)	The following words shall be added to section 1 of Appendix 7:

“(c)	This Appendix 7 shall not apply to the Uranic Elements Supply Component of this Agreement prior to the passage of Uranium Material through the gates of the Springfields site.”

(gg)	Column 1 of Table(s) 3 and 4 of Appendix 10 shall be deleted and replaced with columns 1A and 1B entitled [UF6 not in WIP] and [UF6 in WIP] respectively.

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

(hh)	The words “on NE’s behalf” appearing in paragraphs 4a, 5a and 6a of Appendix 10 shall be deleted and replaced with:

“by BNFL for the purpose of supplying Fuel to NE under this Agreement”.

(ii)	Appendix 15 shall be deleted and replaced with:

“APPENDIX 15

AGR BURNABLE POISON CABLE FLEXIBILITY

Whereas the Parties wish to trial certain methods for introducing further flexibilities to the Fuel ordering process, the Parties propose to operate revised arrangements for a trial period from 1 April 2003.

1.	Subject to both SNL and NE giving two months advance notice to BNFL, the arrangements detailed herein may be reversed and the arrangements as stated in Appendix 15 to the Agreement prior to the amendments made by this Deed, reinstated, with effect from or after 1 April 2004.

2.	Unless and until both NE and SNL give notice of reversal under the provisions of paragraph 1 hereof, the following shall continue in effect from 1 April 2003.

3.	When placing a firm order for Fuel pursuant to Clause 7, NE shall provide the combination in terms of number of cables and their gadolinium density for each Fuel Element applicable to that order.

4.	NE shall be entitled to amend the said cable combination at any time up to the third Friday of the third month prior to delivery up to a maximum additional overall cable requirement of 1400 cables applying to all 7 advanced gas-cooled reactor power stations operated by NE and SNL combined, with no limitation on changes from cabled to uncabled or vice versa. NE shall use all reasonable endeavours to provide the most accurate information in terms of cabling requirements.

5.	Recognising that NE in the past has amended its cable requirements at the third week of the third month prior to delivery and that due to unforeseen circumstances stations may need to change cable requirements after this date, NE shall also be entitled up to two calendar months prior to delivery to increase or decrease cables, up to a further maximum additional overall cable requirement of 1400 cables applying to all 7 advanced gas-cooled reactor power stations operated by NE and SNL combined, with a maximum net change at any time during each delivery period from cabled to uncabled, or vice versa, limited to four stringers worth of Stage 3 Fuel and four stringers worth of Stage 1c Fuel.

6.	BNFL will use all reasonable endeavours to meet NE’s reasonable requirements above and beyond the flexibility provided in this Appendix.

7.	The invoicing arrangements for the stockholding shall be in accordance with the following:

BNFL/BEG COMMERCIAL IN CONFIDENCE

An overall combined charge per month of £1240 in January 1997 money values which includes all charges for the combined AGR burnable poison cable flexibility services to NE under this Appendix 15 and to SNL under Appendix 17 of the SNL Agreement.

Charges are to be escalated in accordance with Appendix 6.

Charges are to cover all financing, storage and administration costs.

Invoices will be issued quarterly to NE.

8.	The aforementioned arrangements shall be reviewed periodically by the Parties until at least 31 December 2003 after which NE and SNL are required to provide a minimum of two months notice of their requirement to revert to the arrangements as stated in the Agreement prior to the amendments made by this Deed.

9.	In the event that NE and SNL request to revert to a reduced flexibility arrangement in accordance with paragraph 1 of this Appendix and recognising that BNFL has bought additional components to provide flexibility at two months and that no orders or forecasts exist for the 28 fuel elements worth of 8-toroid Dungeness B cable components, NE shall at its sole discretion either:

(a)	continue to pay charges of up to £177 per month in January 1997 money values adjusted pro rata on the stock at the end of the month in question to cover the continued financing, storage and administration costs of the 8-toroid Dungeness B components until they are consumed; or

(b)	purchase 28 top braces and 28 centre braces at a cost of £380 per brace in January 1997 money values escalated to the month of purchase in accordance with Appendix 6.

If NE chooses option (b) above then BNFL shall offset such unit charges against the appropriate Bo charges pertaining to the next delivery of 8-toroid Fuel Elements with such rebate being escalated in accordance with Appendix 6.”

(jj)	The following appendixes shall be added after Appendix 17:

“APPENDIX 18

[NOT USED]

APPENDIX 19

[NOT USED]

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 20

CALCULATION OF OUTTURN ELECTRICITY PRICE

Intention

The Parties agree that it is their intention to establish a price index that reflects the baseload wholesale electricity price that the NE Group’s advanced gas-cooled reactor generation would be exposed to, subject to a specified treatment of any future environmental legislation. This price index (the Outturn Electricity Price or OEP) will be used to calculate rebates and surcharges on contractual payments for Fuel and receipt of spent Fuel and so provide the NE Group with a partial hedge of the electricity price risk associated with its advanced gas-cooled reactor output.

The price is calculated on the basis of publicly available market price indicators, with a weighting of 75% to contracts sold for a season during the preceding six months, and the remaining 25% to contracts sold on a month-ahead basis. For the Year commencing on 1 April 2003, an annual pricing mechanism shall be used in place of the seasonal calculation, so as to ensure consistency of value with the non-binding heads of terms as initialled by Mr. John Edwards and Mr. Keith Lough, on behalf of BNFL and British Energy plc respectively, on 28 November 2002.

BNFL and NE will establish a means of calculating, before all of the data are available that are required to calculate the Outturn Electricity Price for a particular Year, a forecast of the Outturn Electricity Price for that Year (Forecast Outturn Electricity Price).

1.	THE OUTTURN ELECTRICITY PRICE

Definitions

Actual Level of AGR Generation – defined in section 3.

Additional AGR Environmental Value - for any Year, the additional effective price achievable by baseload advanced gas-cooled reactor generation beyond that captured in Initial Outturn Electricity Price, that arises directly from Environmental Legislation. The calculation of such achievable price shall take into account the potential to access the most favourable price across different market segments (including for the avoidance of doubt sales directly to consumers), net of the incremental costs of accessing such market segments to achieve such prices or any other costs imposed on nuclear generation associated with such Environmental Legislation. For the avoidance of doubt, the Additional AGR Environmental Value may only be a positive number or zero.

Agreed Price Reporter – A Price Reporter whose prices the Parties have agreed or the Expert has determined should be included in making the calculations required in this contract.

Average Price for the Month – the arithmetic mean of the Daily Price for the Month across all Trading Days that fall predominantly within the period from the start of the previous Pricing Month to its end.

Average Price for the Season – the arithmetic mean of the Daily Price for the Season across all Trading Days that fall predominantly within the period from the start of the previous Pricing Season to its end.

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Average Price for the Year – for any Year, the arithmetic mean across all Trading Days within the two Pricing Seasons that fall predominantly within the previous Year and across both Pricing Seasons that fall predominantly within the Year, of the Daily Price for the Season for the two Pricing Seasons that fall predominantly within the Year.

Daily Price for the Month – for any Trading Day, the volume-weighted mean across all Agreed Price Reporters of the prices of contracts traded on that Trading Day for baseload electricity for a particular Pricing Month. In the event that no such trades are reported by any Agreed Price Reporter for that Trading Day, the arithmetic mean of the bid and offer prices quoted on that day across all Agreed Price Reporters for the relevant Pricing Month shall be used in place of the mean of the prices of contracts traded.

Daily Price for the Season – for any Trading Day, the volume-weighted mean across all Agreed Price Reporters of the prices of contracts traded on that Trading Day for baseload electricity for a particular Pricing Season. In the event that no such trades are reported by any Agreed Price Reporter for that Trading Day, the arithmetic mean of the bid and offer prices quoted on that day across all Agreed Price Reporters for the relevant Pricing Season shall be used in place of the mean of the prices of contracts traded.

Environmental Legislation - any carbon tax, exemption of nuclear generation from the Climate Change Levy, or any other climate change related measure put in place by the Government of the United Kingdom subsequent to 29 November 2002 which affects the value of nuclear generation (but for the avoidance of doubt excluding any changes in rates payable by NE or SNL).

Fuel Contract Equivalent Electricity Volume – shall be 5 TWh.

Initial Outturn Electricity Price – (a) for the Year ending 31 March 2004, the sum of 0.75 times the Average Price for the Year and 0.25 times the arithmetic mean of each Average Price for the Month for the twelve Pricing Months falling predominantly within that Year; and (b) for each subsequent Year, the sum of 0.75 times the arithmetic mean of each Average Price for the Season for the two Pricing Seasons falling predominantly within that Year and 0.25 times the arithmetic mean of each Average Price for the Month for the twelve Pricing Months falling predominantly within that Year.

Outturn Electricity Price - for any Year, the Initial Outturn Electricity Price plus the Additional AGR Environmental Value minus (the Prior Contract Value Pass-through divided by (the sum of 50% of the Actual Level of AGR Generation and the Fuel Contract Equivalent Electricity Volume)).

Price Reporter – an organisation which regularly publishes price indices and/or traded prices that are generally accepted to correspond closely with the fair price obtainable in the market for baseload wholesale electricity contracts in the English and Welsh market (or following the introduction of the British Electricity Trading and Transmission Arrangements (BETTA), the English, Welsh and Scottish market) covering Pricing Seasons and Pricing Months.

Pricing Month – a period of time for delivery of electricity, usually either 4 or 5 weeks in length, that corresponds to the delivery period for electricity contracts referred to as “months” in the reports compiled by the Agreed Price Reporters.

Pricing Season – a period of time for delivery of electricity, usually 26 weeks in length, that corresponds to the delivery period for electricity contracts referred to as “seasons” (either summer or winter) in the reports compiled by the Agreed Price Reporters.

BNFL/BEG COMMERCIAL IN CONFIDENCE

Prior Contract Value Pass-through - for any Year, the financial equivalent of all benefits arising from Environmental Legislation passed from any company within the NE Group to third parties other than BNFL as a result of contracts already in force as at 29 November 2002.

Trading Day - any day, other than a Saturday, a Sunday, Christmas Day, Good Friday, or a day which is a bank holiday in England within the meaning of the Banking and Financial Dealings Act 1971.

2.	THE FORECAST OUTTURN ELECTRICITY PRICE

Definitions

Forecast AGR Generation in Year – The sum of Forecast NE AGR Generation in Year and Forecast SNL AGR Generation in Year.

Forecast NE AGR Generation in Year - The latest forecast provided by NE to BNFL of the total metered generation delivered by the AGR Power Stations to the electricity transmission system within the current Year. This will be on a basis consistent with any external announcements of forecast advanced gas-cooled reactor generation adjusted to be net of transmission losses as applicable.

Forecast SNL AGR Generation in Year - The latest forecast provided by NE to BNFL of the total metered generation delivered by SNL’s advanced gas-cooled reactor power stations (the SNL AGR Power Stations) to the electricity transmission system within the current Year. This will be on a basis consistent with any external announcements of forecast advanced gas-cooled reactor generation adjusted to be net of transmission losses as applicable.

Forecast Average Price for the Month – (a) The Forecast Average Price for the Month for a Pricing Month that falls wholly or partly in the past shall equal the Average Price for the Month for that Pricing Month. (b) The Forecast Average Price for the Month for Pricing Months that fall wholly in the future (but excluding the first Pricing Month that falls wholly in the future) shall equal the Spot Balance of Season Price for the Pricing Season in which the Pricing Month falls. (c) The Forecast Average Price for the Month for the first Pricing Month that falls wholly in the future shall equal:

((d * (Arithmetic mean of the Daily Price for the Month calculated over the first d Trading Days for which data are available of the current Pricing Month)) + ((n-d)*(the Daily Price for the Month calculated on Trading Day d of the current Pricing Month for which data are available)))/(n)

where d is the number of Trading Days for which data are available at the point of calculation and n is the total number of Trading Days in the current Pricing Month

Forecast Average Price for the Season – (a) Prior to the start of the Pricing Season the Forecast Average Price for the Season shall equal

((D’ * (Arithmetic mean of the Daily Price for the Season on the first D’ Trading Days for which data are available of the previous Pricing Season)) + ((N’-D’)*(the Daily Price for the Season calculated on Trading Day D’ of the previous Pricing Season for which data are available)))/(N’)

BNFL/BEG COMMERCIAL IN CONFIDENCE

where D’ is the number of Trading Days for which data are available at the point of calculation and N’ is the total number of Trading Days in the previous Pricing Season;

and (b) during a Pricing Season, the Forecast Average Price for the Season for that Pricing Season shall equal the Average Price for the Season for that Pricing Season.

Forecast Average Price for the Year – Prior to the start of the Year the Forecast Average Price for the Year shall equal the arithmetic mean of the Year Ahead Forecast Season Price for the two Pricing Seasons falling predominantly within the Year. During the Year the Forecast Average Price for the Year shall equal the Average Price for the Year.

Forecast Environmental Adjustment – the latest estimate as provided by NE, or as determined by an Expert, of the expected difference between Outturn Electricity Price and Initial Outturn Electricity Price for any Year.

Forecast Initial Outturn Electricity Price – (a) for the Year ending 31 March 2004, the sum of 0.75 times the Forecast Average Price for the Year and 0.25 times the arithmetic mean of each Forecast Average Price for the Month for the twelve Pricing Months falling predominantly within that Year; and (b) for each subsequent Year, the sum of 0.75 times the arithmetic mean of each Forecast Average Price for the Season for the two Pricing Seasons falling predominantly within that Year and 0.25 times the arithmetic mean of each Forecast Average Price for the Month for the twelve Pricing Months falling predominantly within that Year.

Forecast Outturn Electricity Price – the sum of Forecast Initial Outturn Electricity Price and Forecast Environmental Adjustment.

Spot Balance of Season Price – The arithmetic mean across all Agreed Price Reporters of the bid-offer midpoints for the period starting on the first Trading Day of the second Pricing Month falling wholly in the future or the first Trading Day of the Pricing Season, whichever is the later, and ending on the last Trading Day of the Pricing Season. The period mid points should be constructed from the finest granularity bid-offer data available from each Agreed Price Reporter.

Year Ahead Forecast Season Price – The Year Ahead Forecast Season Price for a Pricing Season falling predominantly in a given Year shall equal

((D * (Arithmetic mean of the Daily Price for the Season on the first D Trading Days for which data are available of the two Pricing Seasons that fall predominantly within the previous Year)) + ((N-D)*(the Daily Price for the Season calculated on Trading Day D of the two Pricing Seasons that fall predominantly within the previous Year for which data are available)))/(N), where D is the number of Trading Days for which data are available at the point of calculation and N is the total number of Trading Days in the two Pricing Seasons that fall predominantly within the previous Year

3.	THE ACTUAL LEVEL OF AGR GENERATION

The Actual Level of AGR Generation shall represent the total amount of electricity delivered by the AGR Power Stations and the SNL AGR Power Stations in the Year to the point on the electricity transmission system at which the Outturn Electricity Price is determined.

BNFL/BEG COMMERCIAL IN CONFIDENCE

The Parties agree that the calculations below shall be used:

For England and Wales Stations:

Actual Level of NE AGR Generation in England and Wales =

Where:

i = BM Units belonging to Reactors in the AGR Power Stations that have not permanently ceased generation

j = Settlement Periods in Year

QMij=BMU Metered Volume for BMU i in Settlement Period j

TLMij=BMU Transmission Loss Multiplier for BMU i in Settlement Period j

For Scottish Stations:

Actual Level of SNL AGR Generation in Scotland =

Where:

i= BM Units over the England and Wales system as a whole

j= Settlement Periods in Year

k = BM Units belonging to Reactors in the SNL AGR Power Stations that have not permanently ceased generation

QMij+ = BMU Metered Volume for exporting BMU i in Settlement Period j

QMij- = BMU Metered Volume for importing BMU i in Settlement Period j

a= the percentage share from time to time determined of the total net system losses attributable to the BM Units that belong to delivering trading units (as those terms are used in paragraph T2 of the Balancing and Settlement Code) for Settlement Period j, which as at the date hereof is 45%.

Vjk= GNN Station output of Reactors in the SNL AGR Power Stations k in Settlement Period j.

GNN Station output represents the electricity sent to the grid net of what is used on the power station site.

BNFL/BEG COMMERCIAL IN CONFIDENCE

Actual Level of AGR Generation = Actual Level of NE AGR Generation in England and Wales + Actual Level of SNL AGR Generation in Scotland.

Where appropriate, the terms above shall be used in the sense in which they are used in the Balancing and Settlement Code.

In the event that the allocation of transmission losses is varied, or BETTA is introduced, or the ownership of any of the AGR Power Stations or the SNL AGR Power Stations changes, or any of the terms above ceases to be available to either or both of the Parties, then the Parties shall agree such changes to the above calculation to give effect to the principle outlined in the definition of Actual Level of AGR Generation. In the event that the Parties are unable to reach agreement on such changes, then the matter shall be referred to an Expert for determination.

In the event that some or all of the items of data required to calculate the Actual Level of AGR Generation is not available to BNFL, NE shall provide BNFL with such items of data that BNFL reasonably requires within 5 Trading Days of BNFL requesting said items of data.

Protocol

Agreed Price Reporters

The Parties shall from time to time agree who shall represent the Agreed Price Reporters. Initially the Agreed Price Reporters shall be:

•	Argus European Energy Report

•	The Heren Report – European Daily Electricity Markets

There shall always be at least one and not more than five Agreed Price Reporters. If the Parties are unable to agree on the Price Reporters then the matter will be referred to an Expert who will be required to determine which Price Reporters shall be the Agreed Price Reporters. The Parties may agree to exclude or adjust a price quoted from one or more Agreed Price Reporters. Any corrections issued by the Agreed Price Reporters after the initial publication of their reports shall be taken into account in these calculations. The Parties may agree to exclude or adjust such corrections.

In the event that the relevant reported market prices become unavailable from any Agreed Price Reporter on either a temporary or permanent basis, or that such prices have ceased to be appropriate for use (e.g. due to illiquidity underlying such index) such that the Outturn Electricity Price calculated by this methodology has ceased to provide a fair reflection of the baseload wholesale electricity prices that the NE Group’s advanced gas-cooled reactor generation would be exposed to (subject to the specified treatment of any future environmental legislation), the Parties shall agree a suitable alternative, and/or an adjustment to the overall mechanism for the establishment of the Initial Outturn Electricity Price, such that the commercial basis of the agreement is not altered.

In the event of any market developments or other changes, the effect of which is to render any part of the calculation of Outturn Electricity Price unworkable or inappropriate, the Parties will negotiate in good faith to reach an agreement on such changes as are required to preserve the original economic intent. In the event that the Parties are unable to reach agreement on such changes, then the matter shall be referred to an Expert for determination.

BNFL/BEG COMMERCIAL IN CONFIDENCE

Environmental Legislation

In the event that the Parties are unable to reach agreement on the existence of any Environmental Legislation or the treatment of any of the calculations associated with such Environmental Legislation then the matter shall be referred to an Expert for determination. The scope of any Expert determination shall include all aspects of the process of deriving Outturn Electricity Price from Initial Outturn Electricity Price except where both Parties explicitly waive this condition.

Provision of Estimates

NE shall make good faith estimates of the Forecast Environmental Adjustment as required to meet the timescales of invoicing. In the absence of such an estimate for any particular invoice, the last estimate provided or determined for that Year shall be used, where the initial estimates of Forecast Environmental Adjustment for each Year in the contract are deemed to be zero. In the event of any dispute by BNFL of the level of, or requirement for, such an estimate that is not resolved within 10 Trading Days of the dispute being raised, either Party may refer the matter to an Expert for determination.

NE shall make good faith estimates of the Forecast AGR Generation in Year as required to meet the timescales of invoicing. In the event of any dispute by BNFL of the level of such an estimate that is not resolved within 10 Trading Days of the dispute being raised, either Party may refer the matter to an Expert for determination.

Expert Determination

If any matter is referred to an independent expert (the Expert) in accordance with this Appendix, the Expert shall be appointed by agreement between the Parties. If the Parties fail to agree upon that appointment within 10 Trading Days of a Party notifying the other Party of its decision to refer the matter to an Expert, the President of the Law Society of England and Wales may appoint the Expert on the application of either Party.

The Expert shall have power to make amendments to this Agreement binding on the Parties consistent with any relevant requirements, purposes or restrictions concerning those amendments expressly provided for in this Agreement. The Parties agree that it is their intention that in the absence of their ability to agree any required amendments to this Agreement, this Agreement should continue and not come to an end or be deemed to be void or voidable in accordance with the doctrine of frustration or any other legal theory. Accordingly, if the Expert is unable to decide upon any amendments based on the express or implied intentions of the Parties, the Expert shall be entitled to have regard to the way in which similar issues or amendments are addressed or are proposed to be addressed by other electricity industry participants and to substitute the Expert’s own view of what is reasonable in all the circumstances.

The Expert shall act as an expert and not as an arbitrator and shall give his or her determination in writing. In the absence of fraud or manifest error, the determination of the Expert shall be final, conclusive and binding upon the Parties.

The Expert shall determine the procedure to be followed by the Expert for the purpose of making a determination provided that the Parties shall use their respective reasonable endeavours to ensure that he or she makes his or her determination within 20 Trading Days of being appointed. Each of the Parties shall bear one half of the costs of the Expert unless the Expert determines otherwise. Pending the determination of any amendments to this

BNFL/BEG COMMERCIAL IN CONFIDENCE

Agreement by the Parties or the Expert, the Parties shall continue to the extent possible to perform their obligations under this Agreement.

Audit

3.2 In the event that BNFL is wholly reliant on information provided by NE to enable BNFL to calculate or check NE’s calculations of any of the factors required to calculate the Outturn Electricity Price, the Forecast Outturn Electricity Price or the Actual Level of AGR Generation, NE shall at all times upon reasonable notice allow BNFL’s auditors, its officers, agents and other persons authorised by BNFL in writing (or, at NE’s request, as applicable, an independent auditor agreed between the Parties or appointed by the Expert in the event that the Parties cannot agree) to have access to inspect the basis on which NE has provided such information. NE shall keep such books and records as BNFL may reasonably require for the purpose of verifying said information. The records detailed in this clause shall be retained by NE and made readily available upon reasonable notice for inspection by BNFL, its officers appointed agents or independent auditor as applicable for a minimum period of 2 Years from the date of the record.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 21

PRICING PRINCIPLES

1.	General

1.1	Enriched Uranium Material delivered from each of the Inventory Tranche, Contract Tranche or Market Tranche shall be disaggregated into the Uranic Elements. The method of disaggregation shall be as described in Part F of Appendix 31.

1.2	The quantity deemed to be derived from each tranche for each Uranic Element shall be calculated in accordance with paragraph 1 of Part C, Appendix 5.

1.3	The total amount to be charged to NE for Uo in any month will be:

Uo= CIxr +CCxr+ CMxr *PL

Where:

CCxr means the charge for each Uranic Element x in month r from the Contract Tranche

CIxr means the charge for each Uranic Element x in month r from the Inventory Tranche

CMxr means the charge for each Uranic Element x in month r from the Market Tranche

PL is the factor which accounts for the allowance for Process Losses referred to in Appendix 5 Part C paragraph 1.1, which on 1 April 2003 shall be [ ]*.

2.	Inventory Tranche

2.1	Initial Stocks

2.1.1	An [ ]* for each Uranic Element shall be determined by dividing the [ ]* for that Uranic Element by the quantity of that Uranic Element of the Initial Stocks. The resulting value will be expressed as £ per Uranic Element and shall be calculated as follows:

[ ]*

2.1.2	Prior to the Remaining Stocks being delivered to BNFL pursuant to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks, the quantity of each Uranic Element delivered from the Inventory Tranche in any

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

month shall be multiplied by the [ ]* for that Uranic Element when determining the amount to be charged for any Fuel delivery until completion of the sale of the Remaining Stocks and the delivery of such stocks to BNFL under the Deed for the Sale and Purchase of Natural and Enriched Uranium and shall be calculated as follows:

[ ]*

2.2	Remaining Stocks (if any) and Interim Sale Uranium (if any)

2.2.1	On delivery of the Remaining Stocks (if any) and Interim Sale Uranium (if any) to BNFL pursuant to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks:

(a)	a Revised Stock Purchase Price for each Uranic Element in any month shall be calculated [ ]*

(b)	a Revised Stock Quantity for each Uranic Element in any month shall be calculated [ ]*

2.2.2	[ ]*

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

[ ]*

2.2.3	After the Interim Sale Uranium (if any) or the Remaining Stocks (if any) have been delivered to BNFL pursuant to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks, the quantity of each Uranic Element delivered from the Inventory tranche in any month will be multiplied by the [ ]* for that Uranic Element when determining the amount to be charged for any Fuel delivery, until such time as the relevant Uranic Element comprised in the Remaining Stocks is reduced to zero and shall be calculated as follows:

[ ]*

3.	Contract Tranche

3.1	In respect of the Contract Stocks, a [ ]* for each Uranic Element will be determined by dividing [ ]* The resulting value will be expressed as £ per Uranic Element and shall be calculated as follows:

[ ]*

3.2	The Contract Stock Quantity for each Uranic Element in any month will be determined as the aggregate of the quantities of all deliveries of the Uranic Elements under the Contracts, the Pass-Through Contracts or the Additional Pass-Through Contracts under which such Uranic Elements are supplied, less the quantity of each Uranic Element supplied from the Contract Tranche for that Uranic Element to the date of such determination.

3.3	The Contract Stock Purchase Price for each Uranic Element in any month will be determined as [ ]*

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

[ ]*

3.4	The quantity of the Uranic Element delivered from the Contract Tranche in any month will be multiplied by the [ ]* for that Uranic Element at that date when determining the amount to be charged for any Fuel delivery until such time as each relevant Uranic Element comprised in the Contract Stocks is reduced to zero and shall be calculated as follows:

[ ]*

4.	Market Tranche

4.1	In respect of Market Stocks, a [ ]* for each Uranic Element will be established by dividing the Market Stocks Price for that Uranic Element by the quantities of Market Stocks of that Uranic Element. The resulting value will be expressed as £ per Uranic Element and shall be calculated as follows:

[ ]*

4.2	The quantity of Market Stocks for each Uranic Element in any month will be determined as the aggregate of the quantities of all deliveries under the New Contracts or New Uranics Commitments for that Uranic Element at any time, less the quantity of each Uranic Element supplied from the Market Stocks for that Uranic Element to the date of such determination.

4.3	The Market Stocks Price for each Uranic Element in any month will be determined as the [ ]*

4.4	The quantity of the Uranic Element delivered from the Market tranche in any month will be multiplied by the [ ]* for that Uranic Element at the date of such determination when determining the amount to be charged for any Fuel delivery until such time as each Uranic Element comprised in the Contract Stocks is reduced to zero, and shall be calculated as follows:

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

[ ]*

5.	Currency Conversion

The conversion rate for any currency to its Pound Sterling Equivalent (as defined in Appendix 26) will be the spot rate as published by the Financial Times within two Working Days of the receipt of the invoice from a supplier for relevant goods and services (or such rate as may be Agreed between NE and BNFL in the event that such rate or publication is discontinued).

* Confidential treatment requested.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 22

SECURITY OF SUPPLY POLICY

1.	The Security of Supply Policy shall take into account the following considerations:

1.1	a reasoned analysis of security of supply in the whole supply chain based on contracts and stocks specifically allocated by BNFL for the supply of Fuel to NE under this Agreement, commencing with procurement through to finished Fuel stocks in the Central Store in relation to Fuel orders and addressing the probability of interruption at each separate stage;

1.2	the level of uranic stocks required to safeguard:

1.2.1	the continuity of delivery into the fabrication process; and

1.2.2	generation;

1.3	the level of stocks required to protect against any reasonable risk of disruption in respect of the items in paragraph 1.2;

1.4	information on the level of stocks, BNFL’s own global uranic stocks and BNFL’s access to other security stocks and contracts portfolio, together with the terms under which such security stocks could be made available to NE in the event that it is called upon. This will allow NE to decide upon reducing its level of security stocks;

1.5	supply source diversity;

1.6	corporate risk of each relevant supplier;

1.7	a schedule of critical security measures; and

1.8	mismatched lead times for fabrication and Enrichment.

2.	The Security of Supply Policy may have due regard to the items listed in paragraph 1 of Appendix 25.

3.	The target level of inventory including all Uranium Material will be “n” months of forward Fuel requirements and “n” will be decided by NE, provided that “n” shall not exceed the policy levels set out in the Side Letter Agreement dated 2003 between British Energy Generation Limited (formerly NE) and BNFL.

4.	The Security of Supply Policy shall also take into account other considerations, including quality assurance and environmental issues, to the extent that they are relevant notwithstanding that such considerations may not be listed in paragraph 1 above.

5.	The list of items in paragraph 1 above may be amended upon the request of either NE or BNFL to the Uranics Review Board, which will consider such request and agree or reject the proposed amendments. Upon agreement of the proposed amendments, NE and BNFL shall conclude the amendments to this Appendix in writing, which amendments shall take immediate effect.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 23

URANICS REVIEW BOARD

1.	The Uranics Review Board shall comprise two representatives of each of NE and BNFL appointed by NE and BNFL respectively.

2.	The primary role of the Uranics Review Board is to review and recommend the draft Security of Supply Policy for the approval of the Board of Directors of NE. The Uranics Review Board may also consider such information or requests from either NE or BNFL which NE or BNFL are permitted to put before the Uranics Review Board for acceptance under this Agreement.

3.	The Uranics Review Board shall meet annually, on or before the last Working Day in January in each relevant Year. The purpose of the meeting shall be to accept (if necessary, subject to such modifications as shall be agreed with NE and BNFL) or reject the draft Security of Supply Policy proposed by NE under Clause 3.6 or BNFL under paragraph 7 of Appendix 24. The Uranics Review Board shall also meet at other times as required by this Agreement.

4.	The Uranics Review Board shall decide its own order of business for its annual and other meetings referred to in paragraph 3 above.

5.	The Uranics Review Board shall issue detailed minutes of meetings within 3 Working Days of any meeting. The original copies of such minutes will be held by the Uranics Review Board, and a copy of such minutes shall be sent to each of NE and BNFL promptly after such minutes are issued.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 24

REVIEW OF SECURITY OF SUPPLY POLICY

1.	Two weeks prior to the last Working Day in January in each relevant Year, NE shall submit to the Uranics Review Board a draft Security of Supply Policy in writing for the procurement of uranics supplies and for the assurance of security of supply. The draft Security of Supply Policy shall address the issues listed in Appendix 22 - Security of Supply Policy).

2.	The Uranics Review Board shall consider the draft Security of Supply Policy submitted by NE at its annual meeting, and shall either accept (subject to such modifications as may be proposed by it) or reject the draft Security of Supply Policy.

3.	If the Uranics Review Board accepts the draft Security of Supply Policy in the form proposed by NE or subject to such modifications as may be proposed by it, the draft Security of Supply Policy shall become the final Security of Supply Policy.

4.	The Uranics Review Board is deemed to have rejected the draft Security of Supply Policy if it does not accept the draft Security of Supply Policy on or before the last Working Day in February of each relevant Year.

5.	If the Uranics Review Board rejects the draft Security of Supply Policy (or is deemed under paragraph 4 to have rejected the draft Security of Supply Policy), BNFL shall be entitled to present to the Uranics Review Board its own draft Security of Supply Policy by no later than the last Working Day of the second week of February of each relevant Year, which the Uranics Review Board shall either accept (subject to such modifications as may be proposed by it) or reject the draft Security of Supply Policy.

6.	If the Uranics Review Board rejects the draft Security of Supply Policy pursuant to paragraph 5 above, the failure to agree the draft Security of Supply Policy shall be referred to Arbitration pursuant to Clause 27. Notwithstanding the timescales as set out in Clause 27, but subject to the following conditions: the Arbitrator shall present a determination by no later than the last working day in March of the relevant Year. Upon receipt of the decision of the Arbitrator, the draft Security of Supply Policy subject to any modifications proposed by the Arbitrator shall become the final Security of Supply Policy.

7.	Each new final Security of Supply Policy referred to in Clauses 3 and 6 shall replace any previous final Security of Supply Policy in its entirety.

8.	If either BNFL or NE have reasonable grounds to believe at any time that the final Security of Supply Policy requires amendment to meet the objectives of this Agreement, either party may propose such amendment for the Uranics Review Board for consideration. If such amendments are accepted by the Uranics Review Board, the final Security of Supply Policy will be amended in accordance with the amendments accepted by the Uranics Review Board with effect from the date of acceptance by the Uranics Review Board.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 25

STOCK AND PROCUREMENT STRATEGY CONSIDERATIONS

1.	The Stock and Procurement Strategy will consider the following amongst other considerations. A reasoned analysis of the optimum contract portfolio designed to minimise the prices of delivering Uranic Elements to NE in each year and to provide the optimum level of supply security. The portfolio shall be specified in terms of the following, with reasons given for inclusion or exclusion of possible recommendations:

1.1	prices and price mechanism options;

1.2	geographical origins and options;

1.3	corporate origin and options;

1.4	safeguards obligations and options;

1.5	trade restrictions;

1.6	quantity options;

1.7	advance and deferment options;

1.8	interpretability based on reactor performance;

1.9	Uranic Elements form and form options;

1.10	delivery and delivery options;

1.11	currency and currency options; and

1.12	all other relevant distinguishing characteristics.

2.	The analysis referred to in paragraph 1 shall take account of existing stocks, BNFL’s existing contract portfolio, forecast stocks, the condition of manufacturing at Springfields, and all other relevant factors including (but not limited to):

2.1	access to supply markets;

2.2	relative costs of holding stocks;

2.3	long term contract coverage;

2.4	supply source diversity;

2.5	corporate risk of each relevant supplier;

2.6	fabrication lead times;

2.7	management of operational stocks;

BNFL/BEG COMMERCIAL IN CONFIDENCE

2.8	UOC, Conversion Services and Enrichment risks;

2.9	trade restrictions;

2.10	logistics issues; and

2.11	fabrication catch-up times.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 26

PRICING REVIEW

The following definitions shall apply in this Appendix 26:

1.	New Uranics Commitment	means New Contracts and New Uranics Commitments;

2.	Monthly New Supply Cost	means the sum of the Monthly New UOC Cost, Monthly New UF6 Cost, Monthly New Enriched UF6 Cost, Monthly New Conversion Services Cost and the Monthly New Enrichment Cost in any month;

3.	Monthly New Supply Value	means the sum of the Monthly New UOC Value, Monthly New UF6 Cost, Monthly New Enriched UF6 Value, Monthly New Conversion Services Value and the Monthly New Enrichment Value in any month;

4.	Monthly New UOC Cost	means the price paid or to be paid in Pounds Sterling Equivalent by BNFL for the delivery of the applicable quantity of UOC to BNFL pursuant to a New Uranics Commitment in any month;

5.	Monthly New UF6 Cost	means the price paid or to be paid in Pounds Sterling Equivalent by BNFL for the delivery of the applicable quantity of UF6 to BNFL pursuant to a New Uranics Commitment in any month;

6.	Monthly New Enriched UF6 Cost	means the price paid or to be paid in Pounds Sterling Equivalent by BNFL for the delivery of the applicable quantity of Enriched UF6 to BNFL pursuant to a New Uranics Commitment in any month;

7.	Monthly New Conversion Services Cost	means the price paid or to be paid in Pounds Sterling Equivalent by BNFL for the delivery of the applicable quantity of Conversion Services to BNFL pursuant to a New Uranics Commitment in any month;

8.	Monthly New Enrichment Cost	means the price paid or to be paid in Pounds Sterling Equivalent by BNFL for the delivery of the applicable quantity of Enrichment to BNFL pursuant to a New Uranics Commitment in any month;

9.	Monthly New UOC Value	means the sum calculated in Pounds Sterling Equivalent by multiplying each Relevant Market Price to each applicable quantity of

BNFL/BEG COMMERCIAL IN CONFIDENCE

UOC delivered to BNFL pursuant to a New Uranics Commitment in any month;

10.	Monthly New UF6 Value	means the sum calculated in Pounds Sterling Equivalent by multiplying each Relevant Market Price to each applicable quantity of UF6 delivered to BNFL pursuant to a New Uranics Commitment in any month;

11.	Monthly New Enriched UF6 Value	means the sum calculated in Pounds Sterling Equivalent by multiplying each Relevant Market Price to each applicable quantity of Enriched UF6 delivered to BNFL pursuant to a New Uranics Commitment in any month;

12.	Monthly New Conversion Services Value	means the sum calculated in Pounds Sterling Equivalent by multiplying each Relevant Market Price to each applicable quantity of Conversion Services delivered to BNFL pursuant to a New Uranics Commitment in any month;

13.	Monthly New Enrichment Value	means the sum calculated in Pounds Sterling Equivalent by multiplying each Relevant Market Price to each applicable quantity of Enrichment delivered to BNFL pursuant to a New Uranics Commitment in any month;

14.	Relevant Market Price	has the meaning given to that term in paragraph 4 of this Appendix 26; and

15.	Pounds Sterling Equivalent	means the cost or value stated in 1 April 2003 money values after conversion from another currency in accordance with paragraph 7 of this Appendix 26 and adjusted in accordance with the provisions of paragraph 6 of this Appendix 26.

16.	TTLT U3O8 (R)	means the Restricted Long Term U3O8 Price in US$ per lb U3O8 published by TradeTech LLC;

17.	TTST U3O8 (R)	means the Exchange Value in US$ per lb U3O8 published by TradeTech LLC;

18.	UX U3O8 (R)	means the Spot U3O8 Price in US$ per lb U3O8 published by Ux Consulting Company LLC;

19.	RN U3O8 (R)	means the maximum price specified in the Uranium Spot Market Price Range in US$ per lb U3O8 published by RWE Nukem Inc;

BNFL/BEG COMMERCIAL IN CONFIDENCE

20.	RN U3O8 (UR)	means the minimum price specified in the Uranium Spot Market Price Range in US$ per lb U3O8 published by RWE Nukem Inc;

21.	TTLT CS (Europe)	means the European Long Term Conversion Services Price in US$ per kgU published by TradeTech LLC;

22.	TTST CS (Europe)	means the European Spot Conversion Services Price in US$ per kgU published by TradeTech LLC;

23.	UX CS (Europe)	means the European Spot Conversion Services Price in US$ per kgU published by Ux Consulting Company LLC;

24.	RN CS (Europe)	means the maximum price specified in the Spot Conversion Price Range in US$ per kgU published by RWE Nukem Inc;

25.	TTST CS (UR)	means the North American Spot Conversion Services Price in US$ per kgU published by TradeTech LLC;

26.	UX CS (UR)	means the North American Conversion Services Price in US$ per kgU published by Ux Consulting Company LLC;

27.	RN CS (UR)	means the minimum price specified in the Spot Conversion Price Range in US$ per kgU published by RWE Nukem Inc;

28.	TTLT SWU (R)	means the Long Term SWU Price in US$ per SWU published by TradeTech LLC;

29.	TTST SWU (R)	means the Restricted Spot SWU Price in US$ per SWU published by TradeTech LLC;

30.	UX SWU (R)	means the Restricted Spot SWU Price in US$ per SWU published by Ux Consulting Company LLC;

31.	RN SWU (R)	means the maximum price specified in the Separative Work Spot/Secondary Price Range in US$ per SWU published by RWE Nukem Inc;

32.	UXRU Discount	means the Spot U3O8 discount in US$ per lb from the Restricted U3O8 price in US$ per lb published by Ux Consulting Company LLC to calculate the price for Unrestricted U3O8;

BNFL/BEG COMMERCIAL IN CONFIDENCE

33.	TTST SWU (UR)	means the Unrestricted Spot SWU Price in US$ per SWU published by TradeTech LLC

34.	UX SWU (UR)”	means the Unrestricted Spot SWU Price in US$ per SWU published by Ux Consulting Company LLC

35.	RN SWU (UR)	means the minimum price specified in the Separative Work Spot/Secondary Price Range in US$ per SWU published by RWE Nukem Inc;

1.	BNFL shall calculate the following items in relation to deliveries to NE of each of UOC, UF6, Enriched UF6, Conversion Services and Enrichment during each month:

1.1.	the Monthly New Supply Cost;

1.2.	the Monthly Supply Value;

1.3.	the Execution Effectiveness Ratio brought out by dividing the sum of the Monthly New Supply Costs (in pounds sterling) for the immediately preceding 12 months by the sum of the Monthly Supply Values (in pounds sterling) for the immediately preceding 12 months; and

1.4.	Where quantities of any good or service are excluded in the calculation of Monthly Supply Value under paragraph 1.2 of this Appendix due to the unavailability of the relevant price indicators applicable to such goods or services, such quantities if any shall also be excluded from the calculation in paragraph 1.1 of Part B of this Appendix. In any event, the quantities of any good or service used for the calculations in paragraphs 1.1 and 1.2 of this Appendix shall only be included if they are identical in respect of such good or service and if a relevant value can be applied pursuant to paragraph 4 of this Appendix.

2.	BNFL shall provide the calculations under paragraph 1 of this Appendix to NE on or before the last Working Day in each month immediately following the month to which the calculations are based, together will sufficient detail as may be necessary for NE to satisfy itself of the correctness of the calculations and the information and assumptions upon which the calculations are based. NE shall act reasonably in making any decision with regard to the detail and accuracy of the calculation.

3.	The Relevant Market Prices are intended to reflect the prices that a reasonably competent procurer of Uranic Elements would be capable of achieving by the competent execution of the Security of Supply Policy. The Relevant Market Prices are also intended to reflect the prices pertaining to the month in which the commitment of any future delivery was executed by BNFL taking into account (where relevant):

3.1.	the geographical origin of the Uranic Elements;

3.2.	relevant nuclear safeguards obligation code;

3.3.	trade restrictions; and

3.4.	any other relevant matter that is reflected in published or otherwise obtainable prices.

BNFL/BEG COMMERCIAL IN CONFIDENCE

4.	Subject to the provisions of paragraph 5 of this Appendix 26, the following market prices (the “Relevant Market Prices”) shall apply:

BASE ESCALATED CONTRACTS WITH FLOOR AND CEILING

Commodity and Service

Applicable Relevant Price

(The levels of Floors and Ceilings shall be deemed to be as agreed between the parties in the final Security of Supply Policy, prior to BNFL entering into any New Uranics Commitments, as being reasonable in all the circumstances prior to BNFL entering into any New Uranics Commitments.)

New UOC (Restricted) “UOC(R)”	Arithmetic Mean of TTLT U3O8 (R) and ((TTST U3O8 (R) + UX U3O8 (R) + RN U3O8 (R)) divided by 3)

New Conversion Services (Restricted) “CS(R)”	Arithmetic Mean of (TTLT CS (Europe) and ((TTST CS (Europe) + UX CS (Europe) + RN CS (Europe) divided by 3)

New Enrichment (Restricted) “SWU(R)”	Arithmetic Mean of (TTLT SWU (R) and ((TTST SWU (R) + UX SWU (R) + RN SWU (R)) divided by 3)

New UOC (Unrestricted) “UOC(UR)”	Arithmetic Mean of ((TTLT U3O8 (R) less the UXRU Discount and (((TTST U3O8 (R) + UX U3O8 (R)) each less the UXRU Discount) + RN U3O8 (RU) divided by 3))

New Conversion Services (Unrestricted) “CS(UR)”	Arithmetic Mean of (TTLT CS (UR) + ((TTST CS (UR) + UX CS (UR) + RN CS (UR)) divided by 3))

New Enrichment (Unrestricted) “SWU(UR)”	Arithmetic Mean of ((TTST SWU (UR) + TTLT SWU (R) - TTST SWU (R)) + ((TTST SWU (UR) + UX SWU (UR) + RN SWU (UR)) divided by 3))

MARKET RELATED CONTRACTS WITH FLOOR AND CEILING

Commodity and Service

Applicable Relevant Price

(The levels of Floors and Ceilings shall be deemed to be as agreed between the parties in the final Security of Supply Policy as being reasonable in all the circumstances prior to BNFL entering into any New Uranics

BNFL/BEG COMMERCIAL IN CONFIDENCE

Commitments.)

New UOC (Restricted) “UOC(R)”	Arithmetic Mean of TTST U3O8 (R) + UX U3O8 (R) + RN U3O8 (R)

New Conversion (Restricted) “CS(R)”	Arithmetic Mean of TTST CS (Europe) + UX CS (Europe) + RN CS (Europe)

New Enrichment (Restricted) “SWU(R)”	Arithmetic Mean of TTST SWU (R) + UX SWU (R) + RN SWU (R)

New UOC (Unrestricted) “UOC(UR)”	Arithmetic Mean of (TTST U3O8 (R) + UX U3O8 (R)) each less UXRU Discount + RN U3O8 (UR)

New Conversion Services (Unrestricted) “CS(UR)”	Arithmetic Mean of TTST CS (Europe) + UX CS (Europe) + RN CS (Europe)

New Enrichment (Unrestricted) “SWU(UR)”	Arithmetic Mean of (TTST SWU (UR) + UX SWU (UR) + RN SWU (UR)

SPOT CONTRACTS

New UOC (Restricted) “UOC(R)”	Arithmetic Mean of TTST U3O8 (R) + UX U3O8 (R) + RN U3O8 (R)

New Conversion Services (Restricted) “CS(R)”	Arithmetic Mean of TTST CS (Europe) + UX CS (Europe) + RN CS (Europe)

New Enrichment (Restricted) “SWU(R)”	Arithmetic Mean of TTST SWU (R) + UX SWU (R) + RN SWU (R)

New UOC (Unrestricted) “UOC(UR)”	Arithmetic Mean of (TTST U3O8 (R) + UX U3O8 (R)) each less UXRU Discount + RN U3O8 (UR)

New Conversion Services (Unrestricted) “CS(UR)”	Arithmetic Mean of TTST CS (Europe) + UX CS (Europe) + RN CS (Europe)

New Enrichment (Unrestricted) “SWU(UR)”	Arithmetic Mean of TTST SWU (UR) + UX SWU (UR) + RN SWU (R)

EXERCISE OF CONTRACT OPTIONS

New UOC (Restricted) “UOC(R)”	TTLT U3O8 (R)

New Conversion (Restricted) “CS(R)”	TTLT CS (Europe)

New Enrichment Services (Restricted) “SWU(R)”	TTLT SWU (R)

New UOC (Unrestricted) “UOC(UR)”	TTLT U3O8(R) less UXRU Discount

BNFL/BEG COMMERCIAL IN CONFIDENCE

New Conversion Services (Unrestricted) “CS(UR)”	TTLT CS (UR)

New Enrichment (Unrestricted) “SWU(UR)”	(TTST SWU(UR) + TTLT SWU(R) - TTST SWU(R))

OTHER PRICING MECHANISMS

Other Price Mechanisms	Methodology to be agreed between the parties as may be reasonable at the time.

4.1	The evaluation of each of the market prices shall be for the month end immediately prior to the month of execution of New Uranic Commitment unless stated otherwise.

4.2	For the purpose of calculating the value of UF6 for any mechanism, the relevant value for UOC will be multiplied by 2.61286, and added to the relevant value of Conversion Services.

4.3	For the purpose of calculating the value of Enriched UF6 for any mechanism, the Feed Factor and SWU Factor will be calculated in accordance with Appendix 31 Part G. The calculation of the value of any item of Enriched UF6 will be in accord with Appendix 31 Part F where BVUF6 is the value of UF6 for any mechanism (where the relevant value for UOC will be multiplied by 2.61286, and added to the relevant value of Conversion Services and the result multiplied by the Feed Factor) and BVSWU is the value of SWU for any mechanism (where the relevant value for SWU will be multiplied by the SWU Factor) for any Assay.

5.	If in the reasonable opinion of either NE or BNFL more than one of the spot or long term price indicators referred to in paragraph 4 of this Appendix are discontinued, or no longer reflect the spot or long term market price for the Uranic Elements to which they relate, BNFL and NE shall give notice to the other and request a meeting to discuss and select a replacement indicator or a new method for determining such spot or long term price. If BNFL and NE cannot agree on a replacement indicator(s) or a new method within sixty (60) days after the date of the notice referred to above, either NE or BNFL may, at any time thereafter, submit a selection of new indicator(s) or a new method for determining spot or long term price to Arbitration pursuant to Clause 27.

6.	All charges, sums and other monetary values contained in this Appendix are stated in 1 April 2003 money values (unless expressly provided otherwise) and shall be escalated in accordance with the provisions of Appendix 6.

7.	The conversion rate for any currency to Pound Sterling Equivalent will be at the spot rate as published by the Financial Times two days following the date of execution of each New Uranics Commitment (or such rate as Agreed between NE and BNFL in the event that such rate or publication is discontinued).

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 27

PORTFOLIO MANAGEMENT REPORT AND

MONTHLY UPDATE TO THE PORTFOLIO MANAGEMENT REPORT

1.	The Portfolio Management Report shall include the following information in relation to the supply to NE of Uranic Elements under this Agreement:

1.1	a monthly forecast for the following 3 year period in respect of invoiced Fuel and procured Uranic Elements;

1.2	an annual forecast for the remaining lives of the AGR Power Stations and the PWR Power Station;

1.3	a valuation of Uranium Material held by BNFL for the purpose of supplying Fuel and Uranium Material for PWR fuel to NE;

1.4	a summary of planned and actual supplies into and out of the stocks held by BNFL pursuant to this Agreement in respect of each component of uranics or Enrichment and Conversion Services;

1.5	a summary of Uranic Elements transactions in accordance with the Stock and Procurement Strategy;

2.	In respect of the items listed in paragraph 1 above, BNFL shall also include in the Portfolio Management Report information relating (but not limited to) the origin of the Uranic Elements supplied or to be supplied by BNFL to NE under this Agreement, relevant safeguards obligation codes of all Uranic Elements supplied under this Agreement, and applicable Euratom Supply Agency contract numbers.

3.	The items listed in paragraphs 1 and 2 above may be amended upon agreement between NE and BNFL. Upon agreement as to the proposed amendments, NE and BNFL shall conclude the amendments to this Appendix in writing, which amendments shall take immediate effect.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 28

AMENDMENTS ON TERMINATION OF THE URANICS SUPPLY COMPONENT

OF THIS AGREEMENT

1.	General

This Appendix lists the amendments to this Agreement which shall take effect where the Uranics Term ends on the date specified in Clause 2.16, as referred to in Clause 2.4.3.

2.	Amendments

2.1	Recitals (G) and (H) shall be deleted.

2.2	The following definitions shall be inserted:

“Certified UF6 means Enriched UF6 which has been received by BNFL and for which a certificate of analysis has been issued pursuant to clause 7 of the Agreement for the Provision of Services Relating to the Transportation and Storage of Enriched UF6 and Tails UF6 dated 31 March 1995, or has a self certification certificate issued by either TENEX, Urenco, Eurodif or USEC;”

Eurodif means Eurodif SA, 116 Avenue Aristide, Briand, Bagneux, France;

Operational Stock means that operational account referred to in Clause 8 of the Agreement for the Provisions of Services Relating to the Transportation and Storage of Enriched UF6 and Tails dated 31 March 1995 as amended;

USEC means the United States Enrichment Corporation.”

2.3	The definitions of Enriched Uranium Material and UF6 shall be deleted and replaced respectively as follows:

“Enriched Uranium Material means products belonging to NE created during the processing of enriched Fuel including but not limited to UF6, UO2 and UOC powders, Fuel Pellets and process residues;”

“UF6 means uranium hexafluoride;”

2.4	Clauses 2.2 and 2.24 shall be deleted.

2.5	Clauses 3.3 to 3.17 (inclusive) shall be deleted and replaced with:

“3.3	BNFL shall provide all materials other than Enriched UF6 and Process Float, and all services necessary to manufacture and deliver Fuel to AGR Power Stations, throughout the Fuel Supply Period.

3.4	BNFL shall maintain a WIP account for Enriched UF6 or other Enriched Uranium Material for the purposes of carrying out services under this Agreement. Subject to Clause 3.6, NE shall make available to BNFL at Springfields, sufficient Enriched UF6 or other Enriched Uranium Material to allow BNFL to fulfil the relevant order together with an additional 10% of the said material for Process Float and an allowance for Process Losses of 0.3% of the said material less the Enriched Uranium Material made available as Process

BNFL/BEG COMMERCIAL IN CONFIDENCE

Float with the order for Fuel placed pursuant to Clause 7.6 previous to the said order, two months following the placing of an order for Fuel pursuant to Clause 7.6 or in the event that the Fuel ordering leadtimes have been reduced pursuant to Clause 7.8, by the third week of the third Month preceding the date the delivery is due pursuant to Clause 12.1 whichever is the earlier. Subject to Clause 3.4.4, the allocations of uranium for the supply of Fuel at the higher Assays of 3.07% and 3.78% shall be managed as follows:

3.4.1	WIPi, kg-U = 43.0* (1 + Process Float % + Process Losses %) * S(FE Order)i;

Where S(FE order)i is the total number of Fuel Elements at Assay i% for which uranium is required to be allocated in accordance with Clause 3.4;

3.4.2	Each month the Enriched Uranium Materials’ quantities for the most recent month’s Fuel orders to be included in the WIP requirement will be adjusted as follows:

(a)	For 3.78% Fuel – increase mass requirement by 20%.

(b)	For 3.07% Fuel – a mass equal to the increase in mass at 3.78%.

(c)	For 3.42% Fuel – decrease mass requirement by mass increases made at 3.78% and 3.07% in (a) and (b) above.

(d)	For 2.67% Fuel – no change.

3.4.3	NE entitlement to such additional allocations at 3.78% and 3.07% in the WIP account at Springfields shall be equivalent to the quantity and Assay that would result if such materials were blended together.

3.4.4	Where NE is not utilising the Assays referred to in Clause 3.4.2, then within one month of the end of the Uranics Term, BNFL and NE shall Agree the basis upon which NE shall make Enriched Uranium Material available to BNFL, provided that the basis upon which NE shall make Enriched Uranium Material available to BNFL shall be consistent with the basis upon which BNFL utilised Enriched Uranium Material during the Uranics Term.

3.5	The Enriched UF6 specified in Clause 3.4 shall be made available by NE to BNFL at Springfields either as Certified UF6, as UF6 prior to certification as Certified UF6, or as otherwise Agreed and in standard international 30B transport containers or other such containers as may be Agreed. The said Enriched UF6 or Enriched Uranium Material referred to in Clause 3.4 shall be made available to BNFL by means of a written instruction from NE which shall specify the Enriched UF6 or Enriched Uranium Material to be transferred from NE’s Operational Stock account at BNFL to NE’s AGR WIP account at BNFL.

3.6	On termination of the Fuel Supply Period BNFL shall return to NE in a prompt manner and in accordance with an Agreed programme Enriched Uranium Material and Process Float in a form suitable for Fuel fabrication.

3.7	Any loss of separative work due to blending and residue recovery shall be dealt with in accordance with the procedures described in Appendix 4.

BNFL/BEG COMMERCIAL IN CONFIDENCE

3.8	NE and BNFL shall meet regularly to exchange information conducive to the smooth running of this Agreement. Either BNFL or NE shall have the right to call for a meeting and shall give the other, unless otherwise Agreed, at least three weeks’ notice of such a meeting. Such information shall include inter alia:

3.8.1	BNFL’s production programmes for NE products;

3.8.2	notification of possible BNFL supply difficulties;

3.8.3	NE’s predictions of Fuel requirements;

3.8.4	NE’s future requirements for Fuel design changes; and

3.8.5	quality assurance related matters.

For the avoidance of doubt, such information exchange shall in no way prejudice the operations, terms and conditions contained elsewhere in this Agreement.

3.9	BNFL shall provide NE with statements of Enriched Uranium Material holdings at the frequency and within the timescales defined in Appendix 10.

3.10	BNFL shall be liable for risk of damage to or loss of Enriched UF6 or Enriched Uranium Material made available by NE under Clause 3.4. In the event of such damage or loss, BNFL shall forthwith and at NE’s request either replace the damaged or lost material with material of equivalent quantity, specification and quality, or reimburse NE for the actual cost of the damaged or lost material.”

2.6	Clause 4.1 shall be deleted and replaced with:

“4.1	Charges for Fuel Elements (other than Instrumented Fuel) of Existing Designs on the Approved Product List within the quantity range described in Clause 7.1 shall be comprised of two charging components, a fixed annual component (Ao) and a variable component (Bo). Ao and Bo are specified in Appendix 5 and will be dependent on the selected range described in Clause 7. The said charges set down in Appendix 5 are subject to escalation from 1 July 2002 or Financial Year 2003, as appropriate, in accordance with the formulae set out in Appendix 6 and shall cover all the costs and liabilities associated with providing the said Fuel Elements (including, for the avoidance of doubt, those associated with the manufacture, storage and transport, decommissioning, treatment and disposal of all Waste) except where specifically provided for elsewhere in this Agreement or other agreements with NE.”

2.7	Clause 5.1.2 shall be deleted and replaced with:

“5.1.2	BNFL shall submit invoices to NE on or before the last Sunday of the month for the per Fuel Element charge (Bo) in respect of each Fuel Element delivered in respect of Fuel deliveries during the month to which the invoices relate and NE shall pay the said invoices on or before the twentieth Day of the following month or the first Working Day thereafter.”

BNFL/BEG COMMERCIAL IN CONFIDENCE

2.8	Sub-clauses 7.6.2 to 7.6.7 (inclusive) shall be deleted.

2.9	The following words appearing at the end of Clause 9.2 shall be deleted:

“This Clause shall not apply to the Uranic Elements Supply Component of this Agreement.”

2.10	The following words appearing at the end of Clause 12.7 shall be deleted:

“This Clause 12.7 shall not apply in the event that, and to the extent that, BNFL demonstrates to the reasonable satisfaction of NE that its inability to deliver Fuel to NE is solely and directly caused by (i) there being insufficient Enriched UF6 available for the manufacture of Fuel for delivery prior to 30 June 2004 to NE in accordance with this Agreement as a result of (a) any notices issued in accordance with the Contracts by NE which have the effect of scheduling the supply of Uranium Materials or Uranics Elements to enable the delivery of Enriched UF6 to NE at Springfields or (b) the operation of paragraph 4 of Part C of Schedule 2 to the Deed for the Sale and Purchase of Enriched and Natural Uranium Stocks, or (ii) there being insufficient Enriched UF6 available for the manufacture of Fuel for delivery at any time to NE in accordance with this Agreement as a result of the forecasts provided by NE pursuant to Clause 7.6.2.”

2.11	Clause 13.1 shall be deleted and replaced with:

“13.1	If, as soon as reasonably practicable, before irradiation NE demonstrates or BNFL advises that any Fuel Element or Ancillary Component does not comply with the Contract Specification unless such non-compliance is caused by the negligence or wilful default of NE, its servants or agents or as a result of deterioration of the Fuel resulting from storage at NE sites after unpacking then unless NE grants approval to accept said non-conforming Fuel under a concession pursuant to Paragraph 10 of Appendix 7, BNFL shall at its discretion, and as soon as reasonably practicable, either:

13.1.1	rectify the Fuel Element or Ancillary Component either at Springfields or, subject to NE’s approval, at the relevant AGR Power Station. All such rectification shall be in conformance with the quality assurance arrangements specified in Appendix 7 or such other arrangements as may be approved by NE in such a manner so that it complies with the Contract Specification; or

13.1.2	replace the Fuel Element or Ancillary Component provided that it has been returned to BNFL;

and subject to Clause 13.4 shall bear the cost of rectification or replacement as the case may be including any uranic recovery costs PROVIDED THAT, subject to the consent of NE, BNFL may, in respect of any Fuel Element or Ancillary Component returned to them under this Clause and instead of the alternatives set out in Clauses 13.1.1 and 13.1.2, credit with a sum which shall, in the case of a Fuel Element, take into account the charge which would have been payable for and appropriate to the Fuel Element if it had been due for delivery on the date on which it was so returned or, in the case of an Ancillary Component, take into account the charge which would have been payable for the Ancillary Component if it had been due for delivery as aforesaid. For the avoidance of doubt BNFL shall be responsible for the recovery of the Enriched UO2 content of the Fuel so affected including any Process Losses and

BNFL/BEG COMMERCIAL IN CONFIDENCE

shall carry out such recovery in a timely manner and shall credit such recovered Enriched UO2 to NE’s Operational Stock account at Springfields. If for reasons solely attributable to BNFL, BNFL, does not recover the Enriched UO2 content of the fuel it shall forthwith credit NE with an amount of UO2 in the same form as if BNFL had recovered the said UO2. In the event that BNFL elects to rectify or replace Fuel as specified in Clauses 13.1.1 and 13.1.2, it shall be deemed not to have been delivered until such rectification or replacement has been carried out and the Fuel delivered to NE. Accordingly, the provisions of Clause 12.7 shall apply.”

2.12	The following words appearing at the end of Clause 15 shall be deleted:

“The provisions of this Clause 15 shall not apply to the Uranic Elements Supply Component of this Agreement except where:

(a)	they relate to proposed changes to all or part of the Uranic Elements Supply Component of this Agreement which could have an impact on all or part of the process of manufacturing of Fuel Elements by BNFL; or

(b)	they relate to proposed changes to all or part of the process of manufacturing of Fuel Elements by BNFL which could have an impact on all or part of the Uranic Elements Supply Component of this Agreement.”

2.13	Clause 23.2 shall be deleted.

2.14	Clause 27.4 shall be deleted.

2.15	Appendix 4 shall be deleted and replaced with:

BNFL/BEG COMMERCIAL IN CONFIDENCE

“APPENDIX 4

SWU LOSS PROCEDURE

1.	BLENDING

In order to meet the requirements of NE with regard to Fuel Assay, BNFL may have to undertake isotopic blending of uranium dioxide powder. This requirement may arise as a result of one of the following circumstances:

(i)	NE requires that its stocks of enriched material at Springfields (be it UF6, U02 or recovered U308) are utilised, to reduce in process stocks;

(ii)	Insufficient UF6/U02 at the required Assay is available on site;

In cases where a blending operation will result in a SWU loss of 0.5% or less then BNFL shall not be required to inform NE in advance of blending taking place.

Where a blending operation will result in a SWU loss of greater than 0.5% then BNFL shall be required to obtain the prior approval of NE for the blending operation to be undertaken, such approval not being unreasonably withheld. Any such request by BNFL shall be in writing and NE shall reply to it within seven days of receipt thereof. BNFL’s request shall be submitted not less than seven days before the intended commencement of blending operations.

BNFL shall provide NE with an Enriched Uranium Blend Statement at the frequency and within the timescales defined in Appendix 10 of this Agreement.

2.	RESIDUE RECOVERY

As part of the fabrication process, BNFL undertakes activities to allow production residues to be recovered for use in subsequent Fuel manufacture. Within the recovery operations, there will be a need to process enriched materials from different sources and hence mixing will take place.

The following procedure shall take place.

In cases where a residue recovery operation will result in a SWU loss of 0.5% or less then BNFL will not be required to inform NE in advance of a residue recovery operation taking place.

Where a residue recovery operation will result in a SWU loss of greater than 0.5% then BNFL shall be required to obtain the prior approval of NE for the residue recovery operation to be undertaken, such approval not being unreasonably withheld. Any such request by BNFL shall be in writing and NE shall reply to it within seven days of receipt thereof. BNFL’s request shall be submitted not less than seven days before the intended commencement of residue recovery operations.

BNFL shall provide NE with a Residue Recovery Statement at the frequency and within the timescales defined in Appendix 10.”

2.16	Part C of Appendix 5 shall be deleted.

2.17	The following words appearing at the end of Appendix 7 shall be deleted:

BNFL/BEG COMMERCIAL IN CONFIDENCE

“(c)	This Appendix 7 shall not apply to the Uranic Elements Supply Component of this Agreement prior to the passage of Uranium Material through the gates of the Springfields site.

2.18	The words “by BNFL for the purpose of supplying Fuel to NE under this Agreement” appearing in paragraphs 4a, 5a and 6a of Appendix 10 shall be deleted and replaced with:

“on NE’s behalf”

2.19	Appendixes 21-27 (inclusive) and 29, 30 and 32 shall be deleted.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 29

TERMS OF SUPPLY TO THE PWR POWER STATION

1	General

1.1	This Appendix sets out the terms and conditions under which BNFL shall provide Enriched UF6 and Incidental Services to NE as referred to in Clause 3.4.

1.2	When NE requires any delivery of Enriched UF6 to a PWR fabricator, BNFL shall supply to NE Enriched UF6 for the purposes of fabrication into fuel for use in the PWR Power Station during the Uranics Term in accordance with the provisions of this Appendix.

1.3	NE and BNFL agree and acknowledge that in supplying Enriched UF6 to NE, BNFL’s cash flow will remain neutral with regard to Enrichment.

2.	Ordering Procedure

2.1	Within one month of the date of this Agreement and on or before 1 April each year thereafter, NE will provide to BNFL a plan in writing detailing NE’s forward indicative requirements for the supply of Enriched UF6 to the PWR Power Station for the following 10 years containing the following information:

2.1.1	the approximate month in each year in which Enriched UF6 (if any) is required to be delivered to NE (or its nominated PWR fabricator);

2.1.2	the approximate Assay of the required Enriched UF6; and

2.1.3	the approximate quantity of Enriched UF6 required per Assay.

2.2	On or before 6 months prior to the commencement of the year in which delivery of a quantity of Enriched UF6 is due to take place pursuant to paragraph 2.1 (but in any event not less than 12 months prior to the month in which such delivery is to take place), NE shall give written notice to BNFL identifying:

2.2.1	the month in which Enriched UF6 is required to be delivered to NE;

2.2.2	the approximate Assay of the Enriched UF6;

2.2.3	the approximate quantity of Enriched UF6 required per Assay; and

2.2.4	whether the Enriched UF6 to be made available by BNFL to NE shall be:

(a)	delivered to NE (or its nominated PWR fabricator); or

(b)	made available for collection by NE (or its nominated PWR fabricator).

2.3	Where NE notifies BNFL that it shall collect the Enriched UF6 and supply the required overpacks and cylinders in accordance with paragraph 2.2.4(b):

2.3.1	NE shall not pay, and BNFL shall not invoice NE for, any sums for the provision of Incidental Services (Vo);

BNFL/BEG COMMERCIAL IN CONFIDENCE

2.3.2	BNFL shall notify NE, at least 110 days prior to the final delivery date, the location where NE (or its nominated PWR fabricator) shall collect such Enriched UF6 and the date on which the required number of cylinders and over-packs is required to be delivered by NE to BNFL;

2.3.3	following receipt of BNFL’s notice pursuant to paragraph 2.3.2, NE shall notify BNFL of the date on which NE will make available the required number of overpacks and cylinders to BNFL; and

2.3.4	NE shall reimburse BNFL for all direct costs reasonably incurred by BNFL (if any) as a result of the arrival of cylinders and overpacks after the date specified by NE in the notice referred to in paragraph 2.3.4.

2.4	On or before 7 months prior to the month of delivery notified in accordance with paragraph 2.2 NE shall provide a final notice in writing to BNFL of the following:

2.4.1	the actual Assay of the required Enriched UF6;

2.4.2	the actual quantity of Enriched UF6 required per Assay;

2.4.3	the location to which BNFL shall deliver the Enriched UF6; and

2.4.4	NE’s transport requirements.

2.5	The date on which delivery is to be made shall be notified by NE to BNFL in writing no later than 2 months prior to the delivery month notified pursuant to 2.2 above.

3	Transport

3.1	All of the required Enriched UF6 delivered by BNFL pursuant to this Appendix shall be delivered:

3.1.1	to NE (or its nominated PWR fabricator) or made available for collection by NE (or its nominated PWR fabricator) at a location to be notified by BNFL to NE pursuant to paragraph 2.3.2; and

3.1.2	in standard, international 30B transport containers or such other containers as may be agreed by Agreed by NE and BNFL conforming to the latest version of the American National Standard for Packaging Uranium Hexafluoride for Transport (ANSI N14.1 - latest revision) and to all relevant safety and other regulations relating to the use of containers as transport containers and pressure vessels. Such containers shall be delivered by BNFL to NE (or its PWR fabricator as the case may be) clean and free from contamination and undamaged.

3.2	NE shall notify BNFL of its transport requirements in accordance with the provisions of paragraph 2 above.

3.3	The cost of any applicable transport services provided by BNFL to NE shall be invoiced to NE in accordance with paragraph 2 of Part C of Appendix 5.

BNFL/BEG COMMERCIAL IN CONFIDENCE

4	Delivery

4.1	BNFL shall use all reasonable endeavours to ensure delivery of the required Enriched UF6 is made within 2 weeks after the date notified to BNFL pursuant to paragraph 2.4.

4.2	BNFL shall notify NE immediately upon discovering that delivery may not be effected on the date of delivery notified pursuant to paragraph 2.4. In notifying NE that the delivery date may not be achieved, BNFL shall advise NE of the date on which delivery may be effected. Within 5 Working Days of such notice, BNFL and NE shall meet to discuss the new date of delivery proposed by BNFL, which NE may accept or reject.

4.3	If NE does not agree to amend the date of delivery in accordance with paragraph 4.2, BNFL shall make available (at no additional cost to NE) sufficient UF6 for delivery in accordance with the notice referred to in paragraph 2.3 within 4 weeks from the date notified to BNFL pursuant to paragraph 2.4.

4.4	In the event that BNFL is unable to deliver the required quantity of Enriched UF6 for fabrication into PWR fuel, NE shall use reasonable skill and reasonable diligence in procuring the required quantity of Enriched UF6 on its own account and BNFL shall promptly reimburse all NE’s direct and reasonable costs, including but not limited to the cost of purchasing replacement Enriched UF6 and that portion of the Administration Charge (if any) relating to the replacement Enriched UF6 purchased by NE pursuant to this paragraph.

4.5	Title to Enriched UF6 delivered by BNFL pursuant to this Appendix shall pass from BNFL to NE upon payment by NE of the cost of such Enriched UF6. Risk to such Enriched UF6 shall pass to NE upon delivery or book transfer, and delivery for invoicing purposes will be deemed to occur upon book transfer or:

4.5.1	when collected by NE or NE’s PWR fabricator at the enricher’s facility, when the lifting gear is detached from the 30B cylinder containing such Enriched UF6;

4.5.2	when delivered by BNFL at the fabricator’s facility, when the lifting gear is attached to the 30B cylinder containing such Enriched UF6; or

4.5.3	when collected by NE or NE’s PWR fabricator at the Russian port of St. Petersburg, F.O.B. (as defined in Incoterms 2000) the Russian port of St. Petersburg.

4.6	Where NE is responsible for the collection of the Enriched UF6 and chooses to use a transporter other than BNFL, and such collection has the potential to give rise to the risk of incurring liability falling outside the jurisdiction of the Convention on Third Party Liability in the Field of Nuclear Energy signed on 29 July 1960, as amended (the Paris Convention), then BNFL’s agreement to release the Enriched UF6 pursuant to this Appendix will be conditional on BNFL and NE agreeing nuclear liability provisions.

BNFL/BEG COMMERCIAL IN CONFIDENCE

5	Specification

5.1	Unless otherwise notified, all Enriched UF6 delivered pursuant to this Appendix shall conform to the “Standard Specification (ASTM C996-96) for Uranium Hexafluoride Enriched to less than 5% 235U enriched from commercial natural UF6 and not derived from reprocessed UF6” or such other specification to be Agreed between NE and BNFL.

5.2	BNFL warrants that all Enriched UF6 delivered pursuant to this Appendix meets the specification referred to in paragraph 5.1.

5.3	If Enriched UF6 delivered by BNFL pursuant to this Appendix is rejected by NE’s PWR fabricator due to a failure of such Enriched UF6 to conform to such specification, NE shall give notice to BNFL and BNFL shall use reasonable endeavours to immediately make available to NE replacement Enriched UF6 in accordance with the notice referred to in paragraph 2.4, and in any event within one month of receiving notice from NE that the Enriched UF6 has been rejected by NE’s PWR fabricator.

5.4	If BNFL is unable to deliver replacement Enriched UF6 in accordance with paragraph 5.3, NE shall use reasonable skill and reasonable diligence in procuring the required quantity of Enriched UF6 on its own account and BNFL shall promptly reimburse all NE’s direct and reasonable costs, including but not limited to the cost of purchasing replacement Enriched UF6 and that portion of the Administration Charge (if any) relating to the replacement Enriched UF6 purchased by NE pursuant to this paragraph.

5.5	In the event that NE notifies BNFL that it wishes BNFL to supply all or part of any of the required Enriched UF6 to the PWR Power Station to be Enriched UF6 in whole or in part derived from reprocessed UF6, NE will provide BNFL with 24 months notice in writing of its first delivery to its PWR fabricator of such Enriched UF6. Following such notice, NE and BNFL will consult with the other in good faith in order to determine whether BNFL is capable of delivering such Enriched UF6 to NE. Upon NE and BNFL’s Agreement on the terms of such delivery, BNFL shall deliver the required Enriched UF6 to NE (or its PWR fabricator) in accordance with this Appendix (as may be amended by the Agreement of NE and BNFL pursuant to this paragraph).

6	Invoicing and Payment

6.1	The cost of Enriched UF6 delivered in accordance with this Appendix and any applicable transport costs shall be invoiced by BNFL on the date of delivery date via the charges Uo and Vo.

6.2	Payment for such charges will be made by NE to BNFL in accordance with the provisions of Clause 5.2.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 30

SPECIAL TERMS

Special Terms means the provisions listed below in respect of the following Contracts:

1.	Consolidated Contract 54-02/00001-115 between Tenex and NE and dated 1 September 2002 (as amended), (the Tenex Contract):

1.1	Clauses 2.4 and 2.5 (obliges Supplier to Purify, Convert and Enrich reprocessed uranium (ORP) and for Customer to pay for these services);

1.2	Clause 3.3 (option for Customer to receive deliveries of Equivalent Natural Uranium);

1.3	Clause 3.4 (option for Customer to deliver Depleted UF6 and Oxide Reprocessed Uranium (“ORP”) or combination of Enriched Uranium and Equivalent Natural Uranium);

1.4	Clause 3.5 (product derived from ORP to be segregated by Supplier. Right for Customer to substitute ORP for up to 30% of total quantity of feed in any year.) and the last paragraph in Clause 3.6 (ii) (regarding physical delivery of ORP);

1.5	Clause 3.8 (Notices for delivery of Depleted UF6 as Feed);

1.6	Clause 3.10 (procedure for issue of Final Binding Notice where ORP is Delivered as part of Feed Uranium);

1.7	Clause 3.19 (specifications of Assay of Final Product in the form of Equivalent Natural Enriched);

1.8	Clause 4 (Customer option to take Tails);

1.9	Clause 5.6 (Customer right to take 10tonneU Final Product derived from ORP for lead test assembly);

1.10	Clause 5.7 (purchase price provision for Equivalent Natural Uranium derived from Depleted UF6);

1.11	Clause 8.1 (specification of the origin of Enrichment Conversion and purification services);

1.12	Clause 10.3 (in event of sustained Force Majeure, provision for return of ORP already converted into UF6);

1.13	Clause 10.4 (in event of sustained Force Majeure, provision for payment for / cancellation, return of some of the non-standard services and ORP already converted into UF6);

1.14	Clause 13 (security of supply provision allowing substitution of stocks);

BNFL/BEG COMMERCIAL IN CONFIDENCE

1.15	Appendix 1, Paragraphs 1.3, 1.4, 2.1, 2.2 and 3.1) (specifications for non-standard materials i.e. ORP as UO3, Equivalent Natural Uranium, Tails);

1.16	Appendix 2, (weighing and sampling, including ORP);

1.17	Appendix 4, Paragraph 1.2 (transport containers for Depleted UF6);

1.18	Appendix 4, Part II (transport containers for ORP);

1.19	Appendix 4, Part III (ORP packaging); and

1.20	Appendix 5 (Price calculations in respect of uranium enriched to over 1.6% and which is derived from Depleted UF6).

Capitalised terms used in this paragraph have the meaning as set out in the Tenex Contract.

2.	Uranium Enrichment Contract No. 93/275 between NE and Urenco dated 4 November 1993 (as amended) (the Urenco Contract) - article 1.3 (emergency back-up supply).

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 31

VALUATION MECHANISM

Part A - General

1.	This Appendix sets out the mechanism for determining the Termination Purchase Price and the price of BNFL Interim Sale Uranium as referred to in Clause 2.11.2.

2.	Terms used in this Appendix are defined in Parts D and E.

Part B - Price to be paid in respect of BNFL Interim Sale Uranium

1.	The value of an individual sale of BNFL Interim Sale Uranium (if any) under Clause 2.11.2 shall be determined in accordance with paragraph 3 of Part E of this Appendix.

2.	The value in pounds sterling of enriched uranium contained in Fuel purchased by NE under this Agreement after the date of termination specified in the notice served by NE pursuant to Clause 23.2 and prior to the date on which the Contracts and New Contracts are novated or passed through to NE, shall be the sum of all UF6 and SWU values in pounds sterling determined in accordance with the derivation of Uo under this Agreement in any given month m.

Part C - Termination Purchase Price

The Termination Purchase Price shall be the sum of the value of WIP in pounds sterling determined in accordance with paragraph 4 of Part D of this Appendix, the value of Enriched UF6 in pounds sterling determined in accordance with paragraph 3 of Part D of this Appendix, the value of UF6 in pounds sterling determined in accordance with paragraph 2 of Part D of this Appendix, and the value of UOC in pounds sterling determined in accordance with paragraph 1 of Part D of this Appendix on each Termination Completion Date.

Part D- Component Values of UOC, UF6, Enriched UF6 and WIP

1.	UOC

1.1	The conversion formula for converting lbs UOC in the form of U3O8 into kg U as UOC is:

WUOC = WUL / 2.59978

1.2	The total price in pounds sterling of UOC is:

PUOC = WUOC x BVUOC

Where:

WUOC means the weight of UOC in kg U transferred by BNFL to NE.

WUL means the total weight of UOC in lbs U3O8 transferred by BNFL to NE.

BNFL/BEG COMMERCIAL IN CONFIDENCE

PUOC means the price to be paid in pounds sterling by NE to BNFL for UOC.

BVUOC means the book value per kg U as UOC.

2.	UF6

2.1	The total price in pounds sterling of UF6 is:

PUF6 = WUF6 x BVUF6

Where:

PUF6 means the price to be paid in pounds sterling by NE to BNFL for UF6.

WUF6 means the weight of UF6 in kg U transferred by BNFL to NE.

BVUF6 means the book value per kg U as UF6.

2.2	The amount of UOC needed to produce UF6 shall be deemed to be:

WUOC = WUF6/0.995

2.3	The weight of conversion shall be:

WCON = WUF6

Where WCON is the weight of conversion.

3.	Enriched UF6

3.1	The total price in pounds sterling of Enriched UF6 shall be calculated as follows:

PEUFx = (WEUFx x BVSWU x SFx) +(WEUFx x BVUF6 x FFx)

and:

TPEUF = S1zPEUFx

Where:

PEUFx means the price in pounds sterling for Enriched UF6 at a specific Assay number x.

WEUFx means the weight in kg U of Enriched UF6 at a specific Assay number x transferred by BNFL to NE.

BVSWU means the book value per kg as SWU.

SFx and FFx shall each have the meaning ascribed to it in Part E for Assay number x.

BNFL/BEG COMMERCIAL IN CONFIDENCE

x shall be assigned as a number between 1 and z which uniquely represents 1 discrete Assay in Enriched UF6 (determined to 3 decimal places) which BNFL is selling and NE is buying.

z shall be the total number of discrete Assays of Enriched UF6 (determined to 3 decimal places) which BNFL is selling and NE is buying.

TPEUF means the total price in pounds sterling of Enriched UF6.

4.	WIP

The total price in pounds sterling of WIP shall be calculated as follows:

WFWIPx = WWIPx x FFx

WSWIPx = WWIPx x SFx

and:

TFWIP=S1yWFWIPx

TSWIP=S1yWSWIPx

and:

TPWIP=(TFWIP x BVUF6) + (TSWIP x BVSWU)

Where:

WWIPx means the weight in kg U of WIP at a specific Assay number x transferred by BNFL to NE.

WFWIPx means the equivalent weight of UF6 in WIP in kg U at a specific Assay number x.

WSWIPx means the equivalent weight of SWU in WIP in kg at a specific Assay number x.

TSWIP means the total equivalent weight of SWU in WIP in kg.

TPWIP means the total price of WIP in pounds sterling.

TF WIP means the total equivalent weight of Feed in WIP in kgU.

BVUF6 has the meaning given in paragraph 2.1 of this Part D.

BVSWU has the meaning given in paragraph 3 of this Part D.

SFx and FFx shall have the meaning ascribed to it in Part E of this Appendix for Assay number x.

BNFL/BEG COMMERCIAL IN CONFIDENCE

x shall be assigned as a number between 1 and y which uniquely represents 1 discrete Assay in WIP (determined to 3 decimal places) which BNFL is selling and NE is buying.

y shall be the total number of discrete Assays in WIP (determined to 3 decimal places) which BNFL is selling and NE is buying.

Part E - Feed Factor and SWU Factor

1.	The feed material component or uranium feed per unit of Enriched UF6 or WIP (the Feed Factor) shall be calculated as follows:

Where:

FF is the Feed Factor.

Xp is the Enriched UF6 or WIP Assay (wt% U235).

Xw is the Tails Assay (wt% U235) and shall be 0.35%.

Xf is the UF6 Assay (equal to 0.711 wt% U235).

2.	The SWU component per unit of Enriched UF6 or WIP (the SWU Factor) shall be calculated as follows:

SF = (V(Xp) - V(Xw)) - FF(V(Xf) - V(Xw))

where:

Where:

Xp, Xw, and Xf are as defined in paragraph 1 of Part F above.

ln is the natural logarithm.

3.	For the application of the above formulae in this Appendix 31 and for the purposes of Appendix 30:

BNFL/BEG COMMERCIAL IN CONFIDENCE

3.1	The quantity of UF6 is to be expressed in kgU, and rounded to the nearest gramme (that is, the third decimal place).

3.2	The U235 Assay is expressed in wt% and rounded to the third decimal place.

3.3	The weight percents (wt%) are to be converted to decimal fractions (i.e. ÷ 100) for use in the SWU equations above.

3.4	All intermediate calculations are to be carried to at least eight decimal places.

3.5	The Feed and SWU Factors are to be rounded to the third decimal place.

3.6	The amounts of SWU are to be rounded to the third decimal place (1/1000 SWU).

3.7	Rounding is done by the standard rounding procedure, that is, by rounding each figure up when the following figure is equal to or higher than five (5), and by rounding each figure down when the following figure is less than five (5).

3.8	Assay means the total weight of U235 isotope divided by the total weight of all uranium isotopes expressed as a weight percent (wt%).

3.9	Tails means Depleted UF6 resulting from the Assay process.

3.10	SWU means a unit of measurement for Enrichment.

3.11	Feed means UF6.

3.12	Depleted UF6 means uranium hexafluoride with an Assay lower than in UF6.

BNFL/BEG COMMERCIAL IN CONFIDENCE

APPENDIX 32

WARRANTIES

1.	The same covenants shall be deemed to be given by BNFL in relation to the Termination Stocks as are implied under Part I of the Law of Property (Miscellaneous Provisions) Act 1994.

2.	The Termination Stocks are free from all Security Interests.

3.	The Termination Stocks have not been obtained under or through any arrangement, swap or exchange that violates any laws regarding the importation or use of uranium or which is designed to circumvent any import limits for uranium and are subject to the obligation of use for exclusively peaceful, non-explosive purposes and to all applicable safeguards obligations.

4.	The Termination Stocks, as identifiable in the following elements shall, in respect of:

4.1	UOC have been accepted for conversion by the relevant converter; and

4.2	UF6 have been accepted for Enrichment by the relevant enricher.

5.	To the best of BNFL’s knowledge, information and belief:

5.1	no party to a Contract or New Contract has given notice of its intention to terminate, or has sought to repudiate or disclaim, the Contract or New Contract;

5.2	no party to a Contract or New Contract is in material breach of the Contract or New Contract; and

5.3	no fact or circumstances exists which might give rise to a material breach.

6.	BNFL has not received any notices of default under the Contracts or New Contracts.

7.	No Contract or New Contract was entered into other than in the usual course of the business of BNFL.

8.	No Contract or New Contract was entered into by BNFL other than by way of a bargain at arm’s length.”

3.2	Save as herein amended the Agreement shall continue in full force and effect.

BNFL/BEG COMMERCIAL IN CONFIDENCE

4.	TERMINATION CONDITIONS

4.1 If any of the following Termination Conditions has not been satisfied (or waived) on or before 31 December 2004 (or such other date as is referred to in the relevant Termination Condition) or such later date as is agreed by the Parties in order to ensure compliance with any conditions or obligations attached to a decision referred to in Clause 4.1(d)(ii) if, at any time prior to that date, it becomes apparent that one or more of the Termination Conditions which remain unsatisfied will not be satisfied on or before 31 December 2004 (or such other date as is referred to in the relevant Termination Condition), this Deed shall terminate and the provisions of clause 4.4 below shall apply:

(a)	the documents listed in Schedule 2 having been executed and being subject to no outstanding conditions to their coming into full force and effect, other than any condition in any such document to the effect that the unconditionality of such document is dependent on the unconditionality of this Agreement or any other document listed in Schedule 2;

(b)	prior to the Restructuring Date (as such term is defined in the Standstill Agreement, but save that for the purposes of this Clause, the definition of Restructuring Date shall be deemed not to include any reference to the execution or delivery of this Agreement or any reference to the satisfaction or waiver of the conditions to the effectiveness of this Agreement) BEG not having received a notice in writing from BNFL, which notice may only be served if the terms agreed between any BEG Group Company and any of the Material Creditors, particularly with respect to the timing of any payment of any sums, taking into account the respective circumstances of BNFL and such Material Creditor, including the differing types of obligation owed by BEG Group Companies to BNFL and such Material Creditor, are more favourable to such Material Creditor than those agreed in writing with BNFL or, having received such a notice, such notice has been withdrawn by BNFL. BNFL shall withdraw any such notice where the relevant conditions cease to exist. For the purpose of evidencing satisfaction of this Termination Condition, BE shall:

(i)	make to BNFL full and complete disclosure as to the terms applicable to BE’s Material Creditors and HMG; and

(ii)	provide BNFL with sufficient information and data both on BE’s current financial position and on BE’s likely financial position post BE’s solvent Restructuring;

(c)	the entry into by BE of agreements with the Material Creditors and HMG to give effect to the terms of the Restructuring disclosed by BE to BNFL prior to or at the same time as BNFL entering into this Deed, and such agreements not being subject to any outstanding conditions (other than any condition in any such agreement to the effect that the unconditionality of such agreement is dependent on the unconditionality of this or any other document listed in Schedule 2) and are consistent with the Heads of Terms;

(d)	the Commission of the European Communities (the Commission) adopting a decision or decisions under Article 88(2) of the EC Treaty that:

(i)	the Restructuring does not involve any State aid granted by or through the resources of HMG within the scope of Article 87(1) of the EC Treaty, whether to any member of the BEG Group or to any other person or undertaking; and/or

BNFL/BEG COMMERCIAL IN CONFIDENCE

(ii)	to the extent that the Restructuring does involve State aid granted by or through the resources of HMG within the scope of Article 87(1) of the EC Treaty, whether to any member of the BEG Group or to any other person or undertaking, such aid is nevertheless compatible with the common market;

(e)	to the extent that any modification or amendment of this Deed or any agreement or arrangement contemplated by it is required in order for the Commission to be able to adopt a decision referred to in clause (d)(i) above or a decision referred to in clause (d)(ii) above is adopted by the Commission subject to conditions or obligations that require the modification or amendment of this Deed or any agreement or arrangement contemplated by it, any such modifications or amendments being reasonably acceptable in terms and in form to each of BNFL and BE;

(f)	if a decision referred to in clause (d)(ii) above is adopted by the Commission subject to conditions or obligations, such conditions and obligations being in terms and in form reasonably acceptable to each of BE and BNFL and to the extent that such conditions or obligations must be complied with or implemented prior to the date immediately following the date upon which all the Termination Conditions are satisfied and such conditions or obligations having been implemented or otherwise complied with by HMG; and

(g)	prior to the Restructuring Date (as such term is defined in the Standstill Agreement, but save that for the purposes of this Clause, the definition of Restructuring Date shall be deemed not to include any reference to the execution or delivery of this Agreement or any reference to the satisfaction or waiver of the conditions to the effectiveness of this Agreement) BEG not having received in writing from BNFL, which notice may only be served if, no appropriate assurances from HMG are existing, including arrangements having been made with the relevant BEG Group Companies and BNFL, with regards to the assumption by HMG of all liabilities associated with all Historic Spent Fuel or, having received such a notice, such notice has been withdrawn. BNFL shall withdraw any such notice where the relevant conditions cease to exist.

For the purposes of this clause 4, Restructuring means the implementation of a restructuring plan intended to achieve the solvent reconstruction and long-term financial viability of the BEG Group, as described in the State aid notification made by HMG to the Commission on 7 March 2003 (the State Aid Notification) and any other matters or measures arising therefrom.

4.2 Each of BE, BEG and BNFL undertakes to use reasonable endeavours to ensure the Termination Conditions are satisfied as soon as reasonably practicable and in any event by 31 December 2004, or such other date as is referred to in any such Termination Condition.

4.3 BNFL shall be entitled in its absolute discretion, by written notice (or written notices, from time to time) to the other parties, to waive the Termination Conditions in clauses 4.1(a)-(d) above either in whole or in part (provided that at the same time BNFL waives the equivalent condition (if any) in each of the agreements listed in Schedule 2).

4.4 If this Deed is terminated pursuant to clause 4.1 above:

(a)	the Agreement shall be deemed to have continued in full force and effect for all purposes and shall be deemed never to have been amended by the provisions of this Deed;

(b)	all payments made by BEG pursuant to the provisions of the Agreement amended by this Deed (the Amended Provisions) shall be deemed to have been made pursuant to

BNFL/BEG COMMERCIAL IN CONFIDENCE

the unamended equivalent provisions of the Agreement (the Original Provisions); and

(c)	the difference between the payments made by BEG to BNFL pursuant to the Amended Provisions and the payments which would otherwise have been due pursuant to the Original Provisions shall become immediately due and payable together with interest, in respect of each payment, from the due date of such payment under the Original Provisions until the date of actual payment (both before or after any judgment) accruing at the rate of 2% per annum over the average LIBOR prevailing from the due date to the date of actual payment.

This clause 4.4 shall survive the termination of this Deed.

4.5 BNFL acknowledges and agrees that it will not claim that the terms of the Standstill Agreement between BE, BNFL and the other companies and creditors listed in Schedule 2 and 3 thereto, dated 14 February 2003 fail to satisfy the Termination Condition set out in clause 4.1(b) above. For the avoidance of doubt, so far as concerns the non-binding heads of terms annexed to such Standstill Agreement, this acknowledgement does not extend to any eventual arrangements other than as expressly provided in such heads of terms.

4.6 Notwithstanding clause 4.4 above, the amendments to the Agreement effected by clauses 3.1(a) to 3.1(i) (inclusive), clauses 3.1(l) to 3.1(t) (inclusive), clause 3.1(w), clause 3.1(x), clause 3.1(cc), clause 3.1(dd) (in respect of the insertion of Part C into Appendix 5 only), clauses 3.1(ee) to 3.1(ii) (inclusive) and clause 3.1(jj) (except with respect to the insertion of Appendix 20) shall continue in full force and effect. This clause 4.6 shall survive termination of this Deed.

5.	COMPETITION

5.1 Immediately following the signing of this Deed, the parties shall jointly approach HMG to see what assistance the parties may be able to provide to HMG in relation to the State Aid Notification (as defined in clause 4 above) either immediately or at any time whilst the Commission is considering the State Aid Notification and in particular within the framework of an investigation under Article 88(2) of the EC Treaty.

5.2 The parties shall make, on or before 9 April 2003 or such later date as they may agree in respect of this Deed and any other agreement or arrangement contemplated by it, a notification for negative clearance and an application for an individual exemption on Form A/B to the Commission pursuant to Council Regulation (EEC) No. 17/62 (as amended). They shall also discuss and agree upon whether to make a notification and an application for a decision on Form N to the Office of Fair Trading pursuant to The Competition Act 1998 (Director’s Rules) Order 2000.

5.3	The parties shall:

5.3.1	use their reasonable endeavours and co-operate with each other to ensure that all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing made in respect of the Restructuring, this Deed or any agreement or arrangement contemplated by this Deed (whether such notification or filing is to be made by a party or by HMG) is supplied to the person preparing such notification or filing (or response to any information request) and that such notifications, filings and responses to any information requests are properly, accurately and promptly made and in any event in accordance with any applicable time limit laid down by applicable legislation, or set by the Commission or

BNFL/BEG COMMERCIAL IN CONFIDENCE

the Office of Fair Trading (as the case may be) or any extension permitted by the Commission or the Office of Fair Trading (as the case may be);

5.3.2	respond promptly and fully to any request for information by the Commission or the Office of Fair Trading (as the case may be) or in relation to the State Aid Notification made by HMG, any request for information or other assistance that may be made by HMG;

5.3.3	before making any notification, filing, submission, response or other communication (whether orally, in writing, in electronic format, or otherwise), other than of a purely administrative nature (each a Communication), with the Commission or the Office of Fair Trading (as the case may be) or, in relation to the State Aid Notification made by HMG, provide draft copies of the Communication (or in respect of an oral Communication, an indication of the proposed content of such oral Communication), together with copies of any supporting documentation or other relevant material to the other parties and take due consideration of any reasonable comments that the other parties may have, who shall communicate any comments promptly to the party that is proposing to make the Communication; and

5.3.4	keep each other informed on a timely basis of the progress of any notification to or investigation by the Commission or the Office of Fair Trading (as the case may be), including any meetings or conference calls and shall to the extent permitted by the Commission, the Office of Fair Trading or HMG (as the case may be) permit the other parties and their advisers to attend any such meetings or participate in any such conference calls.

5.4 Nothing in clause 5.3 above shall require a party to provide to the other parties any confidential information or business secrets relating to any business of their respective group, insofar as the provision of such information does not infringe any UK or EC competition laws. Furthermore, nothing in clause 5.3 or elsewhere in this Deed shall require BE or any member of the BEG Group to provide any communication or other information (whether orally, in writing, in electronic format or otherwise) to BNFL in connection with the financial position of BE or of any member of the BEG Group or with any financial assistance of any kind whatsoever that HMG may provide to BE or any member of the BEG Group during the consideration by the Commission of the Restructuring, including in connection with the aid measures approved by the Commission on 27 November 2002.

5.5 Following the making of the notifications referred to in clauses 5.1 and 5.2, the Parties shall use their reasonable endeavours to ensure, and shall not take any steps or commit any act that may reasonably be considered as prejudicial to, the obtaining of a decision by the Commission that the Restructuring does not involve unlawful State aid and a negative clearance, exemption, or analogous decision (or decisions) by the Commission and/or the Office of Fair Trading under Article 81(1) EC and/or the Competition Act 1998 (as the case may be) in relation to this Agreement or any agreement or arrangement contemplated by this Agreement.

5.6 If, notwithstanding the Parties’ compliance with their obligations under clause 5.5, in relation to any notification, filing or investigation (whether made by the parties or HMG) the Commission and/or the Office of Fair Trading (as the case may be) shall indicate, or it becomes reasonably apparent to the parties or HMG that the Commission and/or the Office of Fair Trading (as the case may be) may indicate, that any provision of the Restructuring, this Deed or any agreement or arrangement contemplated by it, requires to be amended, modified or deleted in order to obtain approval of the Restructuring or this Deed (or the granting of negative clearance, an individual exemption or any similar or analogous decision), the parties

BNFL/BEG COMMERCIAL IN CONFIDENCE

shall promptly meet to enter into good faith negotiations with a view to meeting the requirements of the Commission and/or the Office of Fair Trading provided that if any modifications or amendments to this Deed or any agreement or arrangement contemplated by it are required or advisable any such modifications or amendments are reasonably acceptable to BNFL and BE.

6.	PARENT-COMPANY GUARANTEE AND FURTHER ASSURANCE

6.1 In consideration of BNFL entering into this Deed, BE unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by BEG (to the extent that performance by BE would not be illegal) of all its obligations under or pursuant to the Agreement (as amended by this Deed) and this Deed. BE shall take all reasonable steps within its powers to ensure that it is not illegal for it to comply with its obligations under this clause 6.

6.2 BE acknowledges that, although BEG(UK) is not a party to the Agreement, the co-operation of BEG(UK) is necessary to implement and/or give effect to the Agreement. BE agrees to procure the performance by BEG(UK) of all further acts and things as BNFL may reasonably require to implement and/or give effect to the Agreement (as amended by this Deed) and the transactions contemplated by it and for the purpose of vesting in BNFL the full benefit of the Agreement (as amended by this Deed).

6.3 BE’s liability under this clause 6 shall not be discharged or impaired by:

(a)	any amendment to or variation of the Agreement or this Deed, or any waiver of or departure from their terms, or any assignment of either of them or any part of them (including any assignment pursuant to Clause 20 of the Agreement), or any document entered into under the Agreement or this Deed;

(b)	any release of, or granting of time or other indulgence to, BEG or any third party, or the existence or validity of any other security taken by BNFL in relation to the Agreement or this Deed or any enforcement of or failure to enforce or the release of any such security;

(c)	any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, BEG or any other person (or any act taken by BNFL in relation to any such event); or

(d)	any other act, event, neglect or omission whatsoever (whether or not known to BEG, BNFL or BE) which would or might (but for this clause) operate to impair or discharge BE’s liability under this clause or any obligation of BEG or to afford BE or BEG any legal or equitable defence.

6.4 In relation to each obligation of BEG guaranteed by BE pursuant to clause 6.1 above, BE’s liability under Clause 6.1 above shall not be greater than that which BEG would incur towards BNFL in respect of that obligation.

6.5 In the event that BEG ceases to be a subsidiary of BE, BE shall forthwith notify BNFL thereof and, at the request of BNFL, BE shall assign and part with its rights and obligations under (a) the Agreement (as amended by this Deed) and this Deed, and (b) all other agreements and deeds entered into by BE, BNFL and either BEG or BEG(UK) (as the case may be) under which BE has any rights or obligations, to the ultimate holding company

BNFL/BEG COMMERCIAL IN CONFIDENCE

of BEG, subject to BE being released and discharged from all obligations, duties, and liabilities under the Agreement (as amended by this Deed) and this Deed and any such other agreements and deeds.

7.	ACKNOWLEDGEMENTS BY BE AND BEG

7.1 BE and/or BEG have from time to time in the past made various statements concerning the terms of the Agreement and certain other agreements between BNFL and BEG Group Companies, including, inter alia, that certain terms of the Agreement and such other agreements infringe or have infringed EU and/or UK competition law and circumstances exist or have existed that entitle or have entitled BEG to invoke the “hardship” provisions of the Agreement and other agreements (the Past Statements).

7.2 In consideration of BNFL entering into this Deed, each of BE and BEG hereby acknowledges and agrees, for itself and on behalf of each BEG Group Company, that:

(a)	BNFL’s sole reason for entering into this Deed is to participate in a process that is intended to lead to the solvent restructuring of BE with a view to ensuring the long term financial viability of a valuable customer;

(b)	any amendments to the Agreement under the terms of this Deed do not represent an admission by BNFL (whether express or implied) that any of the Past Statements have any merit or foundation; and

(c)	neither it nor any BEG Group Company shall bring any claim in relation to the subject matter of the Past Statements, the Heads of Terms or the arrangements contemplated by the Heads of Terms (whether implemented in this Deed or otherwise), in particular any claim that any of the terms of the Agreement, this Deed or the Heads of Terms infringe EU or UK competition law or that hardship conditions exist or have existed.

8.	INCONSISTENCY

In the event of any inconsistency between this Deed and provisions contained in or incorporated into the Agreement this Deed shall prevail.

9.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with English law.

10.	DISPUTE RESOLUTION

10.1 In the event a dispute, controversy or claim arises out of or in connection with this Deed (including any question regarding its existence, validity or termination) (Dispute), a party may give the other parties notice that a Dispute has arisen (a Dispute Notice). Following the service of the Dispute Notice the parties shall use all reasonable endeavours to settle such Dispute amicably within a period of 60 calendar days (or such longer period as the parties may mutually agree) starting from the date of receipt of the Dispute Notice by the relevant party. In the event that the parties are unable to settle any Dispute within such 60 calendar day period (or such longer period), then such Dispute shall be referred for resolution by negotiation between the respective Chief Executives of BE and BNFL. If the parties are unable to settle a Dispute by such negotiation within 60 calendar days (or such longer period as the parties may mutually agree) of it being referred to the Chief Executives, then such Dispute shall be referred to arbitration in accordance with the terms of clause 10.2 below.

BNFL/BEG COMMERCIAL IN CONFIDENCE

Subject to clause 10.1 above, any Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of one arbitrator. The seat of the arbitration shall be London. The language of the arbitration shall be English.

BNFL/BEG COMMERCIAL IN CONFIDENCE

SCHEDULE 1

AMENDMENT AGREEMENTS

1.	Supplemental letter headed “Applicability of certain Terms and Conditions contained in contracts pertaining to the Supply of AGR Fuel by BNFL to Nuclear Electric Ltd (“NE”) and Scottish Nuclear Limited (“SN”) in relation to the use of the Central Fuel Store” dated 21 December 1998.

2.	Supplemental letter headed “Amendment Number 2” dated 11 April 2001.

3.	Supplemental letter headed “Amendment Number 3” dated 11 April 2001.

4.	Supplemental letter headed “Amendment Number 4” dated 11 April 2001.

5.	Supplemental letter headed “Amendment Number 5” dated 25 June 2001.

6.	Supplemental letter headed “Amendment Number 6” dated 27 November 2001.

7.	Supplemental letter headed “Amendment Number 7” dated 27 November 2001.

8.	Supplemental letter headed “Amendment Number 8” dated 27 November 2001.

9.	Supplemental letter headed “Amendment Number 9” dated 27 November 2001.

10.	Supplemental letter headed “Amendment Number 10” dated 27 November 2001.

11.	Supplemental letter headed “Amendment Number 11” dated 20 November 2002.

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SCHEDULE 2

DOCUMENTS FOR TERMINATION CONDITIONS

Part A: Agreements between BNFL and BEG

1.	BACK-END AGREEMENTS

1.1 The Agreement for New Spent Fuel Management Services to be entered into between BNFL, BEG and BE.

1.2 Deed of Amendment to be entered into between BNFL and BEG relating to the agreement for the Storage and Reprocessing of Irradiated Oxide Fuel and Related Services between BNFL and Nuclear Electric plc dated 31 March 1995, as amended and novated.

1.3 Deed of Amendment to be entered into between BNFL and BEG relating to the agreement for Spent Fuel Management Services between BNFL and Nuclear Electric Limited dated 3 June 1997 as amended.

1.4 Deed of Amendment to be entered into between BNFL and BEG relating to the agreement for Oxide Flask Maintenance between BNFL and Nuclear Electric plc dated 31 March 1996, as amended and novated.

1.5 Deed of Amendment to be entered into between BNFL and BEG relating to the new agreement for Oxide Flask Maintenance between BNFL and Nuclear Electric Limited dated 3 June 1997, as amended.

1.6 Deed of Amendment to be entered into between BNFL and BEG relating to the agreement for Rail Transport Services of Irradiated Nuclear Fuel in the United Kingdom between BNFL and Nuclear Electric Limited dated 3 June 1997, as amended.

1.7 Deed of Amendment to be entered into between BNFL and BEG relating to the agreement for Oxide Miscellaneous Services between BNFL and Nuclear Electric plc dated 31 March 1996, as amended and novated.

2.	FRONT-END AGREEMENTS

2.1 Agreement for the Supply of Fuel for Use in Advanced Gas Cooled Reactors from 1 April 2006 between BNFL, BEG and BE dated the same date as this Deed.

Part B : Agreements between BNFL, BEG(UK)

1.	BACK-END AGREEMENTS

1.1 The Agreement for New Spent Fuel Management Services to be entered into between BNFL, BEG(UK) and BE.

1.2 Deed of Amendment to be entered into between BNFL and BEG(UK) relating to the agreement for the Storage and Reprocessing of Irradiated Oxide Fuel and Related Services between BNFL and Scottish Nuclear Limited dated 30 March 1995, as amended, and to the agreement for the Long Term Storage of Irradiated Oxide Fuel and Related Services dated 30 March 1995 between BNFL and Scottish Nuclear Limited, as amended.

BNFL/BEG COMMERCIAL IN CONFIDENCE

1.3 Deed of Amendment to be entered into between BNFL and BEG(UK) relating to the agreement for Oxide Flask Maintenance between BNFL and Scottish Nuclear Limited, dated 29 March 1996, as amended.

1.4 Deed of Amendment to be entered into between BNFL and BEG(UK) relating to the new agreement for Oxide Flask Maintenance Services between BNFL and Scottish Nuclear Limited, dated 3 June 1997, as amended.

1.5 Deed of Amendment to be entered into between BNFL and BEG(UK) relating to the agreement for Rail Transport Services of Irradiated Nuclear Fuel in the United Kingdom between BNFL and Scottish Nuclear Limited, dated 3 June 1997, as amended.

1.6 Deed of Amendment to be entered into between BNFL and BEG(UK) relating to the agreement for Oxide Miscellaneous Services between BNFL and Scottish Nuclear Limited, dated 29 March 1996, as amended.

2.	FRONT-END AGREEMENTS

2.1 Deed of Amendment and Guarantee between BNFL, BEG(UK) and BE dated the same date as this Deed, relating to the Agreement for the Supply of Fuel for Use in Advanced Gas Cooled Reactors between BNFL and Scottish Nuclear Limited dated 30 March 1995, as amended.

2.2 Agreement for the Supply of Fuel for Use in Advanced Gas Cooled Reactors from 1 April 2006 between BNFL, BEG(UK) and BE dated the same date as this Deed.

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IN WITNESS WHEREOF the Parties have caused this Deed to be duly executed as their Deed the day and year first before written.

EXECUTED as a DEED by	)
)
as attorney for	)
BRITISH ENERGY GENERATION	)
LIMITED	)

in the presence of:

Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness:

The Common Seal of	)
BRITISH NUCLEAR FUELS plc	)
was hereunto affixed in the	)
presence of	)

Director

Secretary/ Director

EXECUTED as a DEED by	)
)
as attorney for	)
BRITISH ENERGY plc	)

in the presence of:

Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness: